UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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FLIR SYSTEMS, INC.
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27700 SW Parkway Avenue
Wilsonville, Oregon 97070
(503) 498 -3547
___________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2015
________________________________________________________________________
To the Shareholders of FLIR Systems, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FLIR Systems, Inc. (the “Company”) will be held on Friday, April 24, 2015, at 10:00 a.m., local time at the principal executive offices of FLIR Systems, Inc. at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 for the following purposes:

1.
Election of Directors. To elect the seven director nominees identified in the attached Proxy Statement, each for a one-year term expiring in 2016 and to hold office until his or her successor is elected and qualified;

2.
Ratification of Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015;

3.	Shareholder Proposal. To consider the shareholder proposal included in the attached Proxy Statement if properly presented at the Annual Meeting; and

4.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors of the Company has fixed the close of business on February 23, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
By Order of the Board,
Earl R. Lewis
Chairman of the Board of Directors
Wilsonville, Oregon
March 13, 2015
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2015
The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.flir.com/investor and www.proxyvote.com.

IT IS IMPORTANT THAT PROXIES BE COMPLETED AND SUBMITTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR VOTE BY PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS.

FLIR SYSTEMS, INC.
27700 SW Parkway Avenue
Wilsonville, Oregon 97070
(503) 498-3547
_____________________________________
PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2015
_____________________________________

INTRODUCTION
General
This Proxy Statement is being furnished to the shareholders of FLIR Systems, Inc., an Oregon corporation (“FLIR,” the “Company, “we,” “us,” or “our”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) from holders of the outstanding shares of FLIR common stock, par value $0.01 per share (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held on April 24, 2015, at 10:00 a.m., local time at the principal executive offices of FLIR Systems, Inc. at 27700 SW Parkway Avenue, Wilsonville, OR 97070, and at any adjournment or postponement thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect seven members to the Board of Directors, ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, consider the shareholder proposal included in this Proxy Statement, if properly presented at the Annual Meeting, and transact such other business as may properly come before the Annual Meeting. This Proxy Statement, together with the enclosed proxy card, is first being made available to shareholders of FLIR on or about March 13, 2015.
Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on February 23, 2015 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 139,847,592 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.
If you are a shareholder of record, you can vote (i) by attending the Annual Meeting and voting in person, (ii) by signing, dating and mailing in your proxy card, or (iii) by following the instructions on your proxy card for voting by telephone or on the Internet. If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.
If the form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the seven nominees to the Board of Directors, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015, and AGAINST the shareholder proposal included in this Proxy Statement. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.
The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s previous proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070, or by attending the Annual Meeting and voting in person. However, a shareholder who attends the Annual Meeting need not revoke a previously executed proxy and vote in person unless such shareholder wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
The Company’s Board of Directors has ten members and is currently divided into two classes. At the 2013 Annual Meeting, the Company’s shareholders approved a proposal to amend the Company’s Second Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), to eliminate the Board’s classified structure such that following a three year transition period each director standing for election or re-election will be elected to a one-year term beginning with the directors elected at the 2014 Annual Meeting.
At the 2015 Annual Meeting, which marks the second year of the three year transition period, seven directors will be elected, each for a one-year term expiring in 2016 and to hold office until his or her successor is elected and qualified. Each of the seven director nominees listed below is currently a director of the Company. At the 2016 Annual Meeting of Shareholders, all director nominees will stand for election to a one-year term.
Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the number of directors constituting the Board of Directors may be reduced prior to the Annual Meeting or the proxies may be voted for the election of such other person as the Board of Directors may recommend.
Information as to Nominees and Continuing Directors
The following table sets forth the names of the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth in this section is certain other information with respect to each such person’s age, principal occupation and business experience during at least the past five years, the periods during which he or she has served as a director of FLIR, the expiration of his or her term as a director, and any position(s) currently held with FLIR.

Nominees:	Age	Director Since	Expiration of Current Term	Expiration of Term for which Nominated	Position Held with FLIR
William W. Crouch	73	2005	2015	2016	Director
Catherine A. Halligan	51	2014	2015	2016	Director
Earl R. Lewis	71	1999	2015	2016	Chairman of the Board of Directors
Angus L. Macdonald	60	2001	2015	2016	Director
Cathy A. Stauffer	55	2014	2015	2016	Director
Andrew C. Teich	54	2013	2015	2016	Director, President and Chief Executive Officer
Steven E. Wynne	62	1999	2015	2016	Director
Continuing Directors:
John D. Carter	69	2003	2016	—	Director
Michael T. Smith	71	2002	2016	—	Director
John W. Wood, Jr.	71	2009	2016	—	Director

Nominees

GENERAL WILLIAM W. CROUCH (UNITED STATES ARMY—RETIRED). General Crouch has served as a director of the Company since May 2005. General Crouch retired from the United States Army in 1999 following a 36-year career during which he served in numerous roles including Commanding General—Eighth Army and Chief of Staff, United Nations Command and United States Forces Korea; Commander in Chief, United States Army, Europe; Commanding General, NATO Implementation (later Stabilization) Force, Bosnia/Herzegovina; and the United States Army’s 27th Vice Chief of Staff. Until 2010, he served as one of five generals who oversaw the Army’s Battle Command Training Program. In October 2000, General Crouch was named co-chair of the USS COLE Commission, which was formed to examine the terrorist attack on the USS COLE. He has served as a Distinguished Senior Fellow with the Center for Civil Military Operations at the United States Naval Post Graduate School, and serves on the Board of the Keck Institute for International and Strategic Studies at Claremont McKenna College. He received a B.A. in Civil Government from Claremont McKenna College, and a M.A. in History from Texas Christian University. He holds an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Qualifications: General Crouch’s career as an Army officer and continuing interest in the United States military afford the Company significant insight into the Company’s important military customers in terms of strategic and tactical doctrines and how the Company’s products should be developed and adapted to facilitate the implementation of these doctrines. General Crouch also possesses an understanding of the political and military realities in certain global regions in which the Company’s products are employed. In addition, General Crouch’s experience in senior leadership roles in large Army commands enables him to offer guidance on the leadership of complex organizations.

CATHERINE A. HALLIGAN. Ms. Halligan has served as a director of the Company since March 2014. She served as Senior Vice President, Sales & Marketing of PowerReviews Inc., a leading social commerce network, from July 2010 to December 2011. Prior to joining PowerReviews Inc., Ms. Halligan held several executive level positions with prominent retailers. From 2005 to 2010, Ms. Halligan served in various executive positions with Walmart, a retailer, including as Vice President Market Development, Global eCommerce from 2009 to 2010 and as Chief Marketing Officer of Walmart.com from 2007 to 2009. From 2000 to 2005, Ms. Halligan was an associate partner at Prophet, a management consulting firm. From 1996 to 1999, Ms. Halligan held retail management positions with Williams Sonoma Inc., including Vice President and General Manager, Internet and Vice President, Marketing. Ms. Halligan also has previous executive marketing retail experience with Blue Nile, Inc. and the Gymboree Corporation. Ms. Halligan began her career as a Marketing and Planning Analyst for Lands' End from 1987 to 1991. Since January 2012, Ms. Halligan has served as an independent director at Ulta Beauty, where she currently chairs the Compensation Committee and is a member of the Nominations & Governance Committee, and previously served for two years on the Audit Committee. Ms. Halligan received her B.S. in Finance from Northern Illinois University. Qualifications: With over 20 years of experience in marketing, digital and e commerce within the retail industry, Ms. Halligan provides significant expertise on strategic marketing issues, Internet technology and omnichannel business capabilities.
EARL R. LEWIS. Mr. Lewis served as Chairman, President and Chief Executive Officer of the Company from November 2000 until his retirement in May 2013 as President and Chief Executive Officer. He continues to serve as Chairman of the Board. Mr. Lewis was initially elected to the Board in June 1999 in connection with the acquisition of Spectra Physics AB by Thermo Instrument Systems, Inc. Prior to joining FLIR, Mr. Lewis served in various capacities at Thermo Instrument Systems, Inc., with his last role as President and Chief Executive Officer. Mr. Lewis is a member of the Board of Directors of Harvard BioScience and NxStage Medical, Inc. Mr. Lewis is a Trustee of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Qualifications: Mr. Lewis’ leadership of the Company in the past decade affords him a deep understanding of the Company’s technology and operations, as well as the markets in which the Company operates. Mr. Lewis’ prior service in executive management positions and his past and present service on other boards of directors, including public company boards, enable him to provide insight and guidance in an array of areas including global operations and strategic planning, enterprise risk management, and corporate governance. Mr. Lewis has played, and continues to play, an active role in the Company’s financial management and corporate development, including merger and acquisition activity.
ANGUS L. MACDONALD. Mr. Macdonald has served as a director of the Company since April 2001. In 2000, Mr. Macdonald founded and is currently President of Venture Technology Merchants, LLC, an advisory and merchant banking firm to growth companies regarding capital formation, corporate development and strategy. From 1996 to 2000, Mr. Macdonald was Senior Vice President and headed Special Situations in the health care equities research group at Lehman Brothers, Inc. Prior to joining Lehman Brothers, Mr. Macdonald was a senior securities analyst at Fahnestock, Inc. (now Oppenheimer). He holds a B.A. from the University of Pennsylvania and an MBA from Cranfield University, UK. Qualifications: Through his education and prior experiences, including his current role as founder and President of Venture Technology Merchants, LLC, Mr. Macdonald has developed extensive expertise in corporate development strategies for technology enterprises such as the Company as well as in financial structuring and strategy. Mr. Macdonald's years of experience in the financial services sector benchmarking and comparing best practices operationally as well as from an executive management and compensation perspective, provide the Company with insight into the value creation impacts of various financial and operational strategies. These skills enable him to serve as a member of the Company's Audit and Compensation Committees and to provide insight to the Company in the development of its financial management, capital deployment, employee compensation and executive retention strategies.

CATHY A. STAUFFER. Ms. Stauffer has served as a director of the Company since March 2014. Ms. Stauffer has owned and operated her own consulting Company, Cathy Stauffer Consulting, since September 2005. Cathy Stauffer Consulting specializes in consumer technology products and assists clients in identifying and understanding key opportunities and market trends, and developing strategies and tactics for successful market implementation and consumer adoption. In 2010, Ms. Stauffer also served as the Executive Vice President of Market Development for Premier Retail Networks / IZ-ON Media, a Technicolor owned digital media company. From 2004 to 2005, Ms. Stauffer served as Senior Vice President Marketing and Chief Marketing Officer for Gateway Computers, a global personal computer original equipment manufacturer and consumer electronics direct marketer. From 1977 to 1993 and from 1997 to 2004, Ms. Stauffer served in multiple capacities, including as President and in other executive roles, for The Good Guys, Inc., a consumer electronics specialty retailer. Ms. Stauffer also currently serves as the Chairman of BevMo!, a leading specialty retailer of alcoholic beverages and related products. Qualifications: Ms. Stauffer’s over three decades of experience in the branding, marketing, communications and market insights in the consumer electronics industry affords the Board valuable insight into the strategic marketing of consumer electronics, a continually increasing focus of the Company.

ANDREW C. TEICH. Mr. Teich has been President and Chief Executive Officer of the Company since May 2013. He was elected to the Company's Board of Directors in July 2013. Previously, Mr. Teich was President of the Company's Commercial Systems Division from January 2010 to May 2013. From April 2006 to January 2010, he served as President of the Company’s Commercial Vision Systems Division. From 2000 to 2006, he served as the Senior Vice President of Sales and Marketing and then as Co-President of the Imaging Division at FLIR. Mr. Teich joined FLIR as Senior Vice President, Marketing, as a result of FLIR’s acquisition of Inframetrics in March 1999. While at Inframetrics, Mr. Teich served as Vice President of Sales and Marketing from 1996 to 1999. From 1984 to 1996, Mr. Teich served in various capacities within the sales organization at Inframetrics. He holds a B.S. in Marketing from Arizona State University and is an alumnus of the Harvard Business School Advanced Management Program. Mr. Teich has been a Director of Sensata Technologies Inc. since May 2013. Qualifications: Mr. Teich's over 30-year career in the thermal imaging industry, including the last 16 years with the Company, has enabled him to develop a comprehensive understanding of the Company's technologies, operations and markets. Combined with prior executive service in roles of increasing responsibility, Mr. Teich's skill set affords the Company expertise in technology innovation, strategic planning, global operations, and sales and marketing.
STEVEN E. WYNNE. Mr. Wynne has served as a director of the Company since November 1999. Since July 2012, Mr. Wynne has served as an Executive Vice President of Moda Health, a diversified health insurance company, where he previously served as Senior Vice President, from February 2010 to January 2011. From January 2011 through July 2012, he served as Executive Vice-President of JELD-WEN, Inc., an international manufacturer of doors and windows. From March 2004 through March 2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, Mr. Wynne was a partner in the Portland, Oregon law firm of Ater Wynne LLP. Mr. Wynne served as acting Senior Vice President and General Counsel of the Company from April 2002 through March 2003. Mr. Wynne was formerly Chairman and Chief Executive Officer of eteamz.com, an online community serving amateur athletics, from June 2000 until its sale to Active.com in January 2001. From February 1995 to March 2000, Mr. Wynne served as President and Chief Executive Officer of adidas America, Inc. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree and a J.D. from Willamette University. Mr. Wynne also serves on the boards of directors of JELD-WEN, Inc. and Pendleton Woolen Mills. Qualifications: Mr. Wynne has been associated with the Company in a variety of capacities since 1983, including prior service as its outside counsel. By virtue of this extensive relationship, Mr. Wynne has developed a high degree of familiarity with the Company’s operations, risks and opportunities. In addition, Mr. Wynne’s legal training and senior executive leadership experience with other companies qualify him to provide insight and guidance as a member of the Company’s Audit Committee, as well as in the areas of corporate governance, strategic planning and enterprise risk management.

Continuing Directors
JOHN D. CARTER. Mr. Carter has served as a director of the Company since August 2003. His current term on the Board expires at the Company's 2016 Annual Meeting of Shareholders. From 2002 to 2005, Mr. Carter was a principal in the consulting firm of Imeson & Carter, which specialized in transportation and international business transactions. Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries Inc., a metals recycling company, from May 2005 to November 2008. Since December 1, 2008, Mr. Carter has served as Chairman of the Board of Directors of Schnitzer Steel Industries, Inc. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary and other operating groups. Mr. Carter is a member of the Board of Directors and Chairman of the Audit Committee of Northwest Natural Gas Company. He is Chairman of privately-owned Kuni Enterprises, Inc. and on the Boards of privately-owned JELD-WEN, Inc. and the Oregon chapter of the Nature Conservancy. He also is the principal owner and manager of Birch Creek Associates LLC, which is engaged in agricultural and commercial land ownership, including vineyard ownership, and Dusky Goose LLC, which is in the wine production and sales business. He received his BA in History from Stanford University and his JD from Harvard Law School. Qualifications: In addition to his legal experience gained while practicing law, Mr. Carter brings many years of senior executive management experience, most recently as president and chief executive officer of a multi-billion dollar public company. This combination of legal and management experience enables Mr. Carter to provide guidance to the Company in the areas of legal risk oversight, enterprise risk management, corporate governance, financial management and corporate strategic planning.

MICHAEL T. SMITH. Mr. Smith has served as a director of the Company since July 2002. His current term on the Board expires at the Company’s 2016 Annual Meeting of Shareholders. From 1997 until his retirement in May 2001, Mr. Smith was Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation. From 1985 until 1997, he served in a variety of capacities for Hughes, including Vice Chairman of Hughes Electronics, Chairman of Hughes Missile Systems and Chairman of Hughes Aircraft Company. Prior to joining Hughes in 1985, Mr. Smith spent nearly 20 years with General Motors in a variety of financial management positions. Mr. Smith is also a director of Teledyne Technologies Incorporated and WABCO Holdings Inc. He was previously a director of Ingram Micro. Mr. Smith holds a B.A. from Providence College and an MBA from Babson College. He also served as an officer in the United States Army. Qualifications: Throughout his career, Mr. Smith has had extensive financial and general management experience, including service as the chief executive officer of a large public company. These skills and experiences qualify him to serve as the Company’s Audit Committee financial expert. By virtue of his years of service on other public company boards of directors, Mr. Smith also provides the Company with expertise in corporate governance, enterprise risk management and strategic planning. In addition, Mr. Smith’s years in a variety of executive leadership roles with other companies qualify him to provide guidance to the Company in the areas of global operations and corporate strategic development.
JOHN W. WOOD, JR. Mr. Wood has served as a director of the Company since May 2009. His current term on the Board expires at the Company's 2016 Annual Meeting of Shareholders. Mr. Wood served as Chief Executive Officer of Analogic Corporation, a leading designer and manufacturer of medical imaging and security systems, from 2003 to 2006. Prior to joining Analogic, Mr. Wood held senior executive positions over a 22-year career at Thermo Electron Corporation. He served as President of Peek Ltd., a division of Thermo Electron Corporation, and as a Senior Vice President of the parent company. He previously served as President and Chief Executive Officer of Thermedics, a subsidiary of Thermo Electron Corporation. Mr. Wood is a director of ESCO Corporation and American Superconductor Corporation. Mr. Wood earned a Bachelor’s degree in Electrical Engineering from Louisiana Tech University and a Master’s degree in Electrical Engineering from Massachusetts Institute of Technology. Mr. Wood holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Qualifications: Through his academic training and his extensive executive experience with companies in relevant industries, Mr. Wood possesses the knowledge and expertise to understand and offer guidance regarding the Company’s technologies and markets. In addition, as the former chief executive officer of a public company, Mr. Wood is qualified to provide leadership in the areas of corporate governance, operations and enterprise risk management.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, a director nominee will be elected if the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST such nominee. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the election of directors.

CORPORATE GOVERNANCE AND RELATED MATTERS
Communications with Directors
Shareholders and other parties interested in communicating directly with the Chairman or with the non-employee directors as a group may do so by writing to the Chairman of the Board, c/o Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Meetings
During 2014, the Company’s Board of Directors held five meetings. Each incumbent director attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served, during the period in which he or she served as a director or a committee member, as applicable, in 2014. Under the Company’s Corporate Governance Principles, each director is expected to commit the time necessary to prepare for and attend all Board meetings and meetings of committees of the Board on which he or she serves, as well as the Company’s Annual Meeting of Shareholders. All members of the Company’s Board of Directors attended the 2014 Annual Meeting of Shareholders.

Board of Directors Independence
The Company's Corporate Governance Principles provide that the Board of Directors must be comprised of a majority of independent directors. The Board of Directors reviews annually the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and determines the independence of each director. The Board has determined that each of the directors of the Company is "independent" as defined by applicable NASDAQ Stock Market ("NASDAQ") rules, except for Mr. Lewis, who recently retired as the Company's President and Chief Executive Officer, and Mr. Teich, the Company's current President and Chief Executive Officer. The Board of Directors took into account all relevant facts and circumstances in making this determination.

Board of Directors Committees
The Board of Directors has standing Audit, Compensation, and Corporate Governance Committees. Until its elimination in December 2014, the Board of Directors also had a standing Strategy and Technology Committee. Each committee operates pursuant to a written charter, which is reviewed annually. The charter of each committee may be viewed online at www.flir.com/investor. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the Audit, Compensation, and Corporate Governance Committees have all been determined to be “independent” as defined by applicable NASDAQ rules. The members of each committee are identified in the following table.

Name	Audit	Corporate Governance	Compensation
John D. Carter		Chair
William W. Crouch		X	X
Catherine A. Halligan	X
Earl R. Lewis
Angus L. Macdonald	X		Chair
Michael T. Smith	Chair		X
Cathy A. Stauffer			X
Andrew C. Teich
John W. Wood, Jr.		X
Steven E. Wynne	X	X

The Audit Committee is responsible for, among other things: overseeing the integrity of the Company’s financial statements and financial reporting process; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications, appointment and independence; the performance of the internal audit function; the review of all third-party transactions involving, directly or indirectly, the Company and any of its directors or officers; and the adequacy of the Company’s accounting and internal control systems. During fiscal year 2014, the Audit Committee held five meetings.

The Compensation Committee is responsible for, among other things, all matters relating to the compensation of the Company’s executives, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, and compensation and benefits in the event of a change of control of the Company. The Compensation Committee also administers the Company’s equity compensation plans. During fiscal year 2014, the Compensation Committee held eight meetings. See also the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details on the governance of the Compensation Committee and a description of the Company’s processes and procedures for determining executive compensation.

The Corporate Governance Committee is responsible for, among other things: recommending to the Board operating policies that conform to appropriate levels of corporate governance practice; overseeing the Board’s annual self-evaluation; identifying qualified candidates to serve on the Board; determining the qualification of Board members; evaluating the size and composition of the Board and its committees; reviewing the Company’s Corporate Governance Principles; reviewing the compensation policies for non-employee directors; and recommending nominees to stand for election at each annual meeting of shareholders. The Corporate Governance Committee seeks candidates to serve on the Board who are persons of integrity, with significant accomplishments and recognized business experience, but does not have any specific minimum qualifications or criteria for director nominees. As required by its charter, the Corporate Governance Committee considers diversity of backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees. During fiscal year 2014, the Corporate Governance Committee held four meetings.

Shareholder Nominations
The Corporate Governance Committee will review recommendations by shareholders of individuals for consideration as candidates for election to the Board of Directors. Any such recommendations should be submitted in writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Corporate Governance Committee (or its predecessors) because the informal consideration process in place to date has been adequate given that the Company has never received any director recommendations from shareholders. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Corporate Governance Committee will consider director candidates recommended by shareholders on the same basis it considers director candidates identified by the Committee.
The Company’s Second Restated Bylaws (the "Bylaws") set forth procedures that must be followed by shareholders seeking to nominate directors. See also the "Dates for Submission of Shareholder Proposals for 2016 Annual Meeting of Shareholders" section of this Proxy Statement for additional details on such procedures with respect to nominations for the 2016 Annual Meeting of Shareholders. Each notice given by a shareholder with respect to nominations for the election of directors must comply with the requirements of Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Bylaws.

Corporate Governance
FLIR maintains a Governance page on its website that provides specific information about its corporate governance initiatives, including FLIR’s Corporate Governance Principles, Code of Ethical Business Conduct for FLIR Operations Inside the United States, Code of Ethics for Senior Financial Officers and charters for the committees of the Board of Directors. The Governance page can be found on our website at www.flir.com/investor.
FLIR’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the "Dodd-Frank Act"), including:

•	The Board of Directors has adopted clear corporate governance policies;

•
A majority of the Board members is independent of FLIR and its management based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ;

•
All members of the Board's Audit, Compensation and Corporate Governance Committees are independent based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ, SOX, and the Dodd-Frank Act;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	FLIR has a Code of Ethical Business Conduct for FLIR Operations Inside the United States and a Code of Ethical Business Conduct for FLIR Operations Outside the United States;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•
FLIR has an ethics officer and an Internet-based hotline monitored by EthicsPoint® that is available to all employees, and FLIR’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•
FLIR has adopted a Code of Ethics for Senior Financial Officers that applies to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer/Corporate Controller, Corporate Treasurer, Vice President of Global Finance Operations, Business Unit Controllers and Site Controllers.

You may obtain copies of the documents posted on FLIR’s Governance page on its website by writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.
Board Leadership Structure and Role in Risk Oversight
The Company has a separate Chairman of the Board and Chief Executive Officer structure that became effective with the retirement of Mr. Lewis in May 2013 and the promotion of Mr. Teich to the position of President and Chief Executive Officer. In addition, the Chairman of the Company's Corporate Governance Committee serves as Presiding Director for the executive sessions of the independent directors. The Board has determined that this structure is appropriate for the Company at this time as it most fully exploits Mr. Lewis’ and Mr. Teich's extensive knowledge of the Company’s business and industry, combined with Mr. Lewis' experience as Chairman of the Board. The Board acknowledges that no single leadership model is right for all companies at all times, however, so the Board periodically reviews its leadership structure.

The Board is actively involved in oversight of risks inherent in the operation of the Company’s business including, without limitation, those risks described in the Company’s reports filed from time to time with the SEC. It is management’s responsibility to manage risk and bring to the Board’s attention the material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board manages this responsibility at the Board level with assistance from its three committees, as appropriate. The Board has delegated to the Audit Committee certain tasks related to the Company’s risk management process. The Audit Committee (i) serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems and (ii) assists the Board in oversight of the Company’s compliance with legal and regulatory requirements. The Board has delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, including the annual determination of whether or not the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Corporate Governance Committee oversees the Company’s risks in the areas of corporate governance and ethics and compliance, and is primarily responsible for Board and committee performance and director nomination/succession. These committees report the results of their review processes to the full Board during regularly scheduled Board meetings or more frequently, if warranted. In addition to review and discussion of reports prepared by the committees of the Board, the Board periodically discusses risk oversight in specific areas as they arise, including as part of its corporate strategy review.
Compensation Risk
Company management annually conducts an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. Management has reviewed and discussed the findings of the assessment with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, management does not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.
In conducting this review, management considered the following attributes of our programs:

•	Mix of base salary, annual incentive opportunities, and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	Use of equity awards that vest over time;

•
Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;

•
Stock ownership guidelines that are reasonable and designed to align the interests of our executive officers with those of our shareholders. This discourages executive officers from focusing on short-term results without regard for longer-term consequences; and

•	Compensation decisions include subjective considerations, which limit the influence of strictly formulaic factors on excessive risk taking.
In addition, our Compensation Committee considered compensation risk implications during its deliberations on the design of our 2015 executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance.

MANAGEMENT
Executive Officers
The executive officers of the Company are as follows:

Name	Age	Position
Andrew C. Teich	54	President and Chief Executive Officer
Todd M. DuChene	51	Senior Vice President, General Counsel and Secretary
Jeffrey D. Frank	58	Senior Vice President, Global Product Strategy
Travis D. Merrill	38	Senior Vice President, Marketing and Chief Marketing Officer
Thomas A. Surran	52	Senior Vice President, Chief Operating Officer
Anthony L. Trunzo(1)	52	Senior Vice President, Finance and Chief Financial Officer
Information concerning the principal occupations and business experience during at least the past five years of Mr. Teich is set forth under "Proposal 1: “Election of Directors - Information as to Nominees and Continuing Directors - Director Nominees.” Information concerning the principal occupations and business experience during at least the past five years of the executive officers of the Company who are not also directors of the Company is set forth below. 1 On February 27, 2015, Mr. Trunzo notified the Company of his decision to resign as Senior Vice President and Chief Finance Officer of the Company effective March 27, 2015.
TODD M. DUCHENE. Mr. DuChene joined FLIR in September 2014 as its Senior Vice President, General Counsel and Secretary. Prior to joining FLIR, Mr. DuChene served as Executive Vice President, General Counsel and Secretary of Nuance Communications, Inc., a leading provider of speech recognition and related technology to enterprise, healthcare and mobile and consumer customers, where he was responsible for the legal, intellectual property, corporate governance and regulatory activities of the company, from October 2011 to September 2014. Previously, Mr. DuChene served as Senior Vice President, General Counsel and Secretary of National Semiconductor Corporation from January 2008 to October 2011, prior to its acquisition by Texas Instruments Inc. In addition, Mr. DuChene has served as General Counsel to each of Solectron Corporation, Fisher Scientific International Inc. (now ThermoFisher Scientific), and OfficeMax, Inc. Mr. DuChene began his legal career as a corporate lawyer with BakerHostetler in Cleveland, Ohio in 1988. Mr. DuChene is a graduate of The College of Wooster, Wooster, Ohio and the University of Michigan Law School.
JEFFREY D. FRANK. Prior to his promotion to Senior Vice President, Global Product Strategy in January 2014, Mr. Frank had served as the Company’s Vice President, Global Product Strategy since May 2013. Mr. Frank previously served as Vice President of Product Strategy for the Company’s Commercial Systems Division from December 2004 to May 2013.  Prior to joining FLIR, Mr. Frank was a founder and served as Vice President of Business Development for Indigo Systems, Inc. commencing with that company’s inception in 1997. Mr. Frank joined FLIR upon Indigo’s acquisition by FLIR in 2004. Previously, Mr. Frank was Vice President of Business Development for Raytheon Corporation from 1994 to 1997, and for Amber Engineering from 1987 to 1994 prior to Amber's acquisition by Raytheon Corporation.
TRAVIS D. MERRILL. Mr. Merrill joined FLIR in April 2014 as Senior Vice President, Marketing and Chief Marketing Officer.  Prior to joining FLIR, Mr. Merrill served as Vice President of Marketing for Samsung Electronics America, where he led the GALAXY Tab business from 2011 to 2014.  Previously, he held Strategy and Marketing roles for Samsung in Korea and in the US from 2006 to 2011.  From 1998 to 2004, Mr. Merrill held various Operations, Marketing, and International Development positions in the telecommunications industry at Covad and at US West (now CenturyLink).   Mr. Merrill received a B.A. magna cum laude from Wabash College, an M.S. in Telecommunications from the University of Colorado Boulder, and an MBA from Harvard Business School.
THOMAS A. SURRAN. Mr. Surran has served as the Company's Senior Vice President, Chief Operating Officer since January 2014. Mr. Surran previously served as President of the Company’s Commercial Systems Division from May 2013 to January 2014. Mr. Surran joined the Company for a second time in December 2009 as the Chief Financial Officer of the Commercial Systems Division. From May 2010 until May 2013, in addition to his Division Chief Financial Officer role, Mr. Surran also served as Vice President and General Manager of Raymarine, a FLIR company. Previously, Mr. Surran served in the role of General Manager of the Company’s Commercial Vision Systems (formerly Indigo) Operations in Goleta, CA from January 2004 to June 2007. Mr. Surran initially joined FLIR upon Indigo's acquisition by FLIR in 2004. Prior to Indigo, he held positions with TDK Corporation, Headway Technologies, Inc., and Everex Systems, Inc. Mr. Surran received his B.S. from Xavier University and his MBA from the University of Chicago.

ANTHONY L. TRUNZO. Mr. Trunzo departed from the Company in March 2015. Mr. Trunzo served as FLIR's Senior Vice President, Finance and Chief Financial Officer from June 2010 until his departure. From August 2003, when he joined FLIR, until June 2010 he served as FLIR's Senior Vice President, Corporate Strategy and Development. From 1996 until joining FLIR, Mr. Trunzo was Managing Director in the Investment Banking Group at Banc of America Securities, LLC. From 1986 to 1996, he held various positions at PNC Financial Services Group, Inc. Mr. Trunzo holds a B.A. in Economics from the Catholic University of America, an MBA with a concentration in Finance from the University of Pittsburgh, and is an alumnus of the Harvard Business School Advanced Management Program.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future Company performance targets and goals. These targets and goals are disclosed in the context of FLIR’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. FLIR specifically cautions investors not to apply these statements to other contexts.
For purposes of this Compensation Discussion and Analysis, our Named Executive Officers ("NEOs") consist of our Chief Executive Officer (the “CEO”), our former Chief Financial Officer (the “CFO”), our three next most highly compensated executives that were actively employed as of December 31, 2014, and two former executives.
Executive Summary
Our Business and Strategy
FLIR is a world leader in sensor systems that enhance perception and awareness. Our advanced sensors and integrated sensor systems enable the gathering and analysis of critical information through a wide variety of applications in commercial, industrial, and government markets worldwide.
Our strategy is focused on enabling our customers to benefit from the valuable information produced by advanced sensing technologies and on delivering sustained superior financial performance and returns for our shareholders. Over the past ten years we have dramatically expanded the availability of thermal imaging technology in a wide range of applications through a business model that focuses on reducing costs through continuous innovation and vertical integration. This has resulted in a nearly twenty-five fold increase in annual unit volumes since 2004, and the establishment of thermal imaging solutions in numerous markets where it was previously unavailable due to cost or technology constraints. Over the past ten years, our total shareholder return was above that of the Standard and Poor's 500 Index (the "S&P 500"), but lower than our peer group. Since the end of 2004, our total return to shareholders has been 112%, compared with 109% for the S&P 500 and 195% for our peer group as defined on page 18.

Total Shareholder Return - 10 Year
$300
$200
$100
$0
YE 2004
YE 2005
YE 2006
YE 2007
YE 2008
YE 2009
YE 2010
YE 2011
YE 2012
YE 2013
YE 2014
FLIR
S&P 500
PEERS

For the five-year period ending in 2014, we are in the top quartile of our peer group in such key metrics as gross margin and operating margin and just below the top quartile for return on capital. Our revenue and net income growth during the period have been below our peer group average due to a significant reduction in United States government revenue associated with lower defense spending. During this period, our commercially-oriented businesses have increased revenue and operating income which offset the decrease in United States government revenue and income during the period.

2014 Business and Financial Highlights
2014 was a strong year for us. Four out of our six segments saw higher revenue. Only our Surveillance and Detection segments, which have a substantial amount of United States military business, had lower year-over-year revenue. Ongoing budgetary pressures and the wind down of funding for United States military operations overseas have negatively impacted these businesses. Revenue in our other four segments increased by 9% and our consolidated net earnings improved by 13% as compared to 2013.
Business highlights for 2014 include the following:

•
Improved operating performance: - Our year-over-year growth in revenue, operating income and earnings per share were 2%, 9% and 14%, respectively. Our results reflect ongoing cost containment activity as well as strong reception to new products in our Instruments segment and strong growth in our Security segment.

•
Restructuring - Late in 2013, we announced a business restructuring designed to streamline our global operations and reduce our cost structure through the closure of six not-to-scale operations, as well as the consolidation of our optics and laser businesses. During the course of 2014, we realized nearly $20 million in cost savings due to the restructuring, and anticipate savings in excess of $25 million per year going forward.

•
Return of capital - We continued to return capital to shareholders both directly and indirectly. During 2014, we repurchased 4.2 million shares of our Common Stock at an average price of $32.81 per share, and paid Common Stock dividends of $56.5 million. During 2014, these initiatives improved our total shareholder return by 3%, and improved our return on equity by 1%. Since the inception of our share repurchase program in 2003, it has returned over $1 billion of capital to shareholders and has generated an internal rate of return of 13% as of December 31, 2014.

•
Management Transition - In February 2014, we eliminated our divisional business structure and also eliminated the president roles that led the former Government Systems and Commercial Systems divisions. As a result, William A. Sundermeier left the Company and Mr. Surran, President of the Commercial Systems division, was promoted to the role of Chief Operating Officer (the "COO") of the Company.

•
New products and innovation - We introduced a wide array of new products during 2014, many featuring our new low-cost thermal imaging technology. For example, we introduced the FLIR ONE, the world’s first thermal imaging accessory for a mobile device, a new low cost thermal imaging spot temperature gun designed for electricians and tradesmen, a new line of thermal security products, a new consumer oriented thermal sight for hunters and new handheld and stabilized gimbaled platforms. Many of these products utilize our new Lepton® camera core, as well as our patented MSX® technology which combines visible and thermal images in an innovative way. We believe that these products and technologies demonstrate our ongoing commitment to being a technology leader, and are expected to have a positive impact on our future results.

2014 Executive Compensation Actions
Based upon information provided by our compensation consultant, the Compensation Committee implemented several changes to Mr. Teich's compensation package to bring his total compensation nearer to the 50th percentile of CEOs in our peer group. The Compensation Committee increased Mr. Teich's base salary by 9.5% from $675,000 to $739,000 and his annual incentive target from 100% to 105% of his base salary. This places Mr. Teich's base salary and total target cash compensation between the 25th and 50th percentile of the peer group. Additionally, the Compensation Committee increased the annual equity award for Mr. Teich from $2.2 million in 2013 to $2.6 million in 2014 providing an equity award 10% below our peer group median. Based upon information provided by our compensation consultant, the Compensation Committee also implemented several changes to the compensation package for our newly promoted COO, Mr. Surran, to bring his total compensation near the 50th percentile of COOs in our peer group. The Compensation Committee increased the base salary of Mr. Surran by 12.5% from $400,000 to $450,000. This places Mr. Surran's base salary and total target cash just below the peer group median. Additionally, the Compensation Committee increased the annual equity award for Mr. Surran, from $0.8 million in 2013 to $1.0 million in 2014, providing an equity award equal to our peer group median.
Mr. Sundermeier departed from the Company in February 2014 and, as described later in this CD&A, he received separation benefits in accordance with the terms of his existing employment agreement. In addition, William W. Davis departed from the Company in June 2014. In connection with his departure, Mr. Davis entered into a severance agreement and consulting agreement providing for severance and consulting fees through April 2015 as well as the continued vesting of his outstanding equity awards during his consulting period.
Mr. DuChene became our Senior Vice President, General Counsel and Secretary in September 2014. After considering our peer group data, his prior compensation and his extensive experience as a general counsel, the Compensation Committee set his base salary and target annual incentive slightly above the 50th percentile of our peer group. Mr. DuChene received an equity award upon hire that was valued at $968,000 which was set higher than a typical ongoing equity award to partially compensate him for forfeiting unvested equity awards from his prior employer.
The Compensation Committee annually reviews all elements of compensation for our NEOs and makes modifications as needed to remain competitive, fair, reasonable and consistent with the financial objectives of the Company. We expect to make changes to our NEO compensation plans and practices when appropriate based on evolving market practices, changes in Company strategy or financial performance, and changes in accounting and tax rules.
Forfeiture of Pay, At-Risk Compensation and TSR Program
Our annual incentive plan (“AIP”) payments for 2014 were 9% below target due to underperformance relative to the revenue and cash flow from operations components of the plan, partly offset by slight outperformance relative to the earnings per share component of the plan. The value forfeited versus target for all currently active NEOs totaled $0.2 million. This represents the third straight year where our payouts under the AIP were below target levels. Over this time frame our NEOs' payouts were, in aggregate, $3.7 million below target.
Our long-term incentive program (“LTIP”), includes a relative total shareholder return performance share program (“TSR Program”) introduced in 2012. The TSR Program has a three-year performance period designed to directly link the earning of LTIP compensation to sustained superior long-term stock price performance in excess of the performance of the S&P 500. As of March 6, 2015 FLIR's total shareholder return from the commencement of the TSR Program was 42.0% compared with the total return of 51.1% for the S&P 500, each as determined in accordance with the TSR Program. This means that to achieve target vesting, FLIR must outperform the S&P 500 by 42.4% for the remainder of the performance period (through April 30, 2015). If this does not occur, then the awards granted under the TSR Program will not vest and $0.5 million of Mr. Teich's and $1.5 million in aggregate of our other NEOs' reported 2012 Stock Awards value in the 2014 Summary Compensation Table will be forfeited. With less than two months until the end of the three-year performance period, we do not anticipate that any of market-based restricted stock units ("RSUs") granted under the TSR Program will vest.

Alignment between Strategy, Results and Executive Compensation
Our approach to executive compensation is to pay for performance – that is, our NEOs' total compensation should rise or fall based on Company and individual performance. This has been the case in each of the past three years. Since we have not performed at expected levels, our currently active NEOs have received, on average, only 50% of their target levels of annual incentive and have forfeited, in aggregate, $3.7 million in compensation versus target over the three year period. Over the same period, the NEOs have also forfeited over $0.6 million in performance based long-term incentive compensation. In addition, the performance required for achieving targeted levels of vesting in the TSR Program is now unlikely to occur. In 2014, our long-term incentive compensation, the actual value of which is directly correlated with the performance of our stock price, comprised 64% of total target compensation (“TTC”) for Mr. Teich and, on average, 53% for our other NEOs. TTC is defined as the sum of base salary, target annual incentive compensation and target long-term incentive compensation.
Our AIP is designed to reflect annual financial performance as measured by growth in EPS and revenue, the ratio of cash flow from operations to net income and a discretionary metric based on our sales order bookings and backlog of orders, thereby complementing our longer-term, share value based LTIP. In each of the past three years, our annual performance did not meet the thresholds set for full payout. The payouts received by our then existing NEOs for 2014, 2013 and 2012 were 91%, 58% and 0%, respectively. In 2014, our annual incentive plan targets, comprised 18% of TTC for Mr. Teich and, on average, 20% for our other NEOs.
In 2014, base salary accounted for 18% of TTC for Mr. Teich and, on average, 27% for our other NEOs. This means our NEOs, on average, have 76% of their TTC opportunity tied to annual and long-term incentive compensation.
This strong link between pay and performance is highlighted in our "Annual Incentive Plan" and "Long-Term Incentive Program" descriptions in the "Compensation Design and Elements of Compensation" section below.

CEO Target Compensation versus Realized/Realizable Compensation
The chart below compares our CEO's target compensation for each of the past three years to the actual value of the compensation realized or still realizable based on our stock price on December 31, 2014 and the achievement of performance goals established under our AIP and our LTIP. As a result of our significant emphasis on incentive-based compensation, the realized and still realizable pay for our CEO has declined from the originally targeted value by 34% for 2014 and 33% for 2012. The realized and still realizable pay has increased from the originally targeted value by 13% for 2013.

Specifically, for 2014 our CEO's target AIP was $775,950; however, based on our performance, he received a payout of $706,115. The LTIP granted in 2014 at its target value was approximately $2,613,000; and, based on our stock price on December 31, 2014, the intrinsic value of the 2014 LTIP grants was approximately $1,273,000. Therefore, the decrease in total value from what was originally targeted for our CEO's compensation in 2014 was approximately $1,410,000. Correspondingly, the decrease in total value for 2012 was $865,000 and the increase in total value for 2013 was $459,000.
_______________

•
The information in the Target Delivery columns reflect 2012, 2013 and 2014 base salaries as reported in the 2014 Summary Compensation Table, target annual incentives and stock option compensation as set out in the 2012, 2013 and 2014 Grants of Plan-Based Awards Tables and the grant date target value of time-based and market-based RSUs. The grant date target value in the above chart is defined as the market price of our Common Stock on the grant date times the number of RSUs subject to the award.

•
The information in the Compensation Value as of December 31, 2014 columns reflect base salaries and actual annual incentive compensation as set out in the 2014 Summary Compensation Table on page 25, the intrinsic value of outstanding stock options (the difference between the option exercise price and the market price of our Common Stock on December 31, 2014 of $32.31 per share), the intrinsic value of time-based RSUs as of December 31, 2014, and the intrinsic value of market-based RSUs still outstanding and eligible to be earned as of December 31, 2014. For the market-based RSUs granted in 2012, the interim measurement of the performance as of December 31, 2014 indicates no payout.

•	RSUs that vested during the period are reflected based on the value realized at the time of vesting.

•
The decreases in value illustrated in the chart for 2012 and 2014 reflect the change in value of compensation delivered each year between the time of delivery or grant date and December 31, 2014. For these two years, the actual annual incentive compensation earned was less than target. For 2012, the decrease is primarily due to the interim measurement of the 2012 TSR Program RSUs as of December 31, 2014, partially offset by an increase in stock price from the date of grant in 2012 to December 31, 2014, and secondarily due to the fact there was no AIP payment earned. For 2014, the decrease is largely due to the stock options granted in 2014 being under water.

•
The increase in value illustrated in the chart for 2013 is largely due to the increase in our share price from the time of grant in 2013 to December 31, 2014 being partially offset by the lower than target AIP payment.

As reflected in the foregoing table, unless the efforts of the Company translate into sustained long-term value creation for our shareholders, the CEO will not be able to fully realize the intended economic benefits of the equity awards granted to him.
“Say on Pay” Vote
The Compensation Committee seeks to align the objectives of the Company’s executive compensation program with the interests of our shareholders. In that respect, as part of its on-going review of the NEOs’ compensation programs, the Compensation Committee considered the approval by approximately 86% of the votes cast for our “say on pay” vote at our 2014 annual meeting of shareholders and determined that the NEO compensation philosophy and compensation elements continued to be appropriate and did not make any changes to the NEO compensation program in response to such shareholder vote.
Philosophy and Objectives of Compensation Programs
General Philosophy
We believe the total compensation of our NEOs should support the following objectives:

•	To attract and retain NEOs with the skills, experience and motivation to enable the Company to achieve its stated objectives;

•
To provide a mix of current, short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunity and promote focus on both annual and multi-year business objectives;

•	To align total compensation with the performance commitments we make to our shareholders, including, long-term growth in revenue and EPS;

•	To allow NEOs who demonstrate consistent performance over a multi-year period to earn above-average compensation when FLIR achieves above-average long-term performance;

•	Is affordable and appropriate in light of the Company’s size, strategy and anticipated performance; and

•	Is straightforward and transparent in its design, so that shareholders and other interested parties can clearly understand all elements of our compensation programs, individually and in the aggregate.
Annual Process for Determining NEO Compensation
We evaluate our compensation plans and programs annually. In the case of establishing our 2014 compensation, the Compensation Committee retained Aon Hewitt's technology compensation consulting group, Radford (“Radford”). Radford has been retained by the Compensation Committee since 2011 as its independent compensation consultant. In December 2013, Radford provided an executive compensation overview presentation to the Compensation Committee. The presentation contained a competitive pay analysis based on a methodology that included a review of peer group data, and evaluated the three major components of our executive compensation program - base salary, annual incentive, and long-term incentive, as well as the impact of FLIR’s financial performance on executive compensation. This data was then integrated with other considerations such as relative compensation among the NEOs, overall Company performance in both absolute terms and relative to the peer group, and the results achieved by each individual NEO during the previous year. In February 2014, with the assistance of our human resources team, our CEO then made recommendations regarding base salary and target levels of annual incentive and long-term incentive compensation for each NEO (other than himself) to the Compensation Committee for its review and approval. The Compensation Committee independently reviewed the peer group data relating to chief executive officer compensation, the overall Company performance and the performance of our CEO to determine his base salary and target levels of annual incentive and long-term incentive compensation. Concurrently, our human resources team, former CFO and CEO developed and recommended performance targets for the AIP to the Compensation Committee for its review and approval. The criteria for establishing these metrics included our anticipated financial performance for the year as measured by our internal budget, our long-term performance outlook as communicated to our shareholders, the Company’s recent and anticipated financial results, and consistency with historical practice.
We currently use the same metrics and similar plan design elements for the AIP compensation offered to our NEOs as those we use for the rest of our employees. While the amount of compensation that is at risk for performance varies among employee groups, all of our annual incentive pools are determined based on achievement of target levels of EPS and revenue, operating cash flow as a percentage of net income and a discretionary metric based on our sales order bookings and backlog of orders. We believe EPS and revenue (and their annual growth rates), cash flow and sales order bookings and backlog of orders, are important performance metrics for our shareholders. For our 2014 AIP, EPS was weighted at 55% and revenue, cash flow, and the discretionary metric were each weighted at 15%. We believe that the use of these key metrics in the AIP is aligned with market practice (as discussed on page 20).
In 2014, the LTIP compensation vehicles granted to the NEOs consisted of time-based stock options and time-based RSUs (as discussed on page 21).
We believe this approach to short-term and long-term compensation offers appropriate incentives to our NEOs who are most able to impact our long-term success, while aligning the objectives of all of our employees with those of our shareholders. The Compensation Committee periodically reviews this approach to evaluate whether it remains consistent with the interests of our shareholders.
Defining the Market—Benchmarking
Management, in collaboration with the Compensation Committee and Radford, reviews the group of comparison companies that we benchmark our NEO compensation against (the “Peer Group”). Since there are no public companies directly comparable to FLIR, the Peer Group consisted of United States-based publicly-traded companies of similar size (based on revenues, employee size and market capitalization) and in the test and measurement and sensor systems industries. The Compensation Committee and Radford also quantitatively evaluated each comparison company based on their business focus and corporate strategy and ultimately selected companies most similar to FLIR with regards to business focus and financial profile.
Based on the Compensation Committee's review of our Peer Group in October 2013, we added three companies to the Peer Group and also removed three. The following companies were removed from the Peer Group for 2014: Novellus Systems, ESCO Technologies and Rofin-Sinar Technologies, Inc. Novellus was removed due to its acquisition by LAM Research, while ESCO and Rofin-Sinar were removed due to failing to meet our selection criteria due to their size in relation to FLIR's. The following companies meet our comparison company criteria described above and were added to the Peer Group for 2014 to replace the three peer companies removed: AMETEK, FEI Company and OSI Systems.
The 2014 Peer Group was as follows: (1) AMETEK, (2) Bio-Rad Laboratories, (3) Curtiss Wright, (4) Esterline Technologies, (5) FEI Company, (6) JDS Uniphase, (7) KLA-Tencor, (8) Lam Research, (9) MKS Instruments, (10) Moog, (11) OSI Systems, (12) Perkin Elmer, Inc., (13) Rockwell Collins, (14) Roper Industries, Inc., (15) Teledyne Technologies, (16) Teradyne, (17) Trimble Navigation, (18) Waters, and (19) Woodward. Based on data compiled by Radford and available at the time of the benchmarking, the Company was below the median of the Peer Group based on employee size (8th percentile), below the median of the Peer Group based on trailing 12 month revenues (17th percentile), above the Peer Group median based on trailing 12 month net income (73rd percentile), and above the Peer Group median with respect to market capitalization (60th percentile).

Over the five year period ending December 31, 2014, FLIR has underperformed both the S&P 500 and the Peer Group in total shareholder return ("TSR"), as reflected in the following graph. At December 31, 2014, the closing price of our Common Stock was $32.31.

Total Shareholder Return - 5 Year
$300
$200
$100
$0
YE 2009
YE 2010
YE 2011
YE 2012
YE 2013
YE 2014
FLIR
S&P 500
Peers

Since we place significant emphasis on pay-for-performance in our executive compensation programs, we believe the facts that our NEOs did not receive their full AIP targets in any of the past three years, and that they are likely to forfeit the market-based RSUs granted in 2012 are aligned with the fact that our TSR performance was below that of our Peer Group and the S&P 500.
Compensation Design and Elements of Compensation
We have designed our compensation plans to reward achievement of superior financial results, as measured primarily by growth in EPS both annually and over multi-year periods. If we meet the objectives we have set for the Company, which reflect superior results compared to the market and our Peer Group, our NEOs will earn above-average compensation. Failure to achieve targeted results will significantly reduce total compensation, since a significant portion of our NEOs’ pay is in the form of (i) short-term incentives that are based on achieving a target growth in EPS and revenue, our ratio of cash flow from operations to net income and growth in sales order bookings and backlog of orders and (ii) long-term incentives in the form of market-based RSUs that are based on achieving TSR in excess of the S&P 500. We believe this pay-for-performance philosophy motivates our NEOs to be aligned with the Company’s objectives, and helps attract and retain the talent needed to meet our goals.
Base Salary
Key considerations in establishing base salary levels include the overall level of responsibility a given NEO has, the importance of his role, and the experience, expertise and specific performance of the individual. In general, we compare the base salaries of our NEOs against the 50th percentile of the Peer Group. For newly-promoted NEOs, we expect the base salaries to be between the 25th and 50th percentiles. We consider current base salary levels for each of our NEOs to be consistent with these criteria and, absent any changes in responsibilities, that the individuals would expect increases in base salary to be in line with the market for such positions in the future. The base salary of our CEO, Mr. Teich was increased by 9.5% from $675,000 to $739,000, effective February 2014. After this increase, Mr. Teich's base salary remains below the 50th percentile of the Peer Group CEOs. Due to the promotion in February 2014 of Mr. Surran to COO, he received a promotional increase to his base salary of 12.5% resulting in a new base salary of $450,000. This places his new base salary just under the 50th percentile of the Peer Group for COOs. All other NEOs’ base salaries are determined annually by the Compensation Committee in consultation with our CEO.

In 2014, these recommendations were derived principally from information and analysis provided by Radford and augmented by internal analysis by the Compensation Committee resulting in 3% increases for each of the other NEOs. Mr. DuChene, who was hired in September 2014, received a starting base salary of $380,000 which places his base salary between the 50th and 75th percentile of the Peer Group for General Counsels. In setting Mr. DuChene's base salary above the median of the Peer Group, the Compensation Committee considered the fact that he has two decades of public company general counsel experience and his final base salary at his prior employer.
Annual Incentive Plan
We have an annual incentive plan that covers virtually all United States employees that are not eligible for sales incentives and all employees outside of the United States that are not eligible for sales incentives, profit sharing or other individual incentives. For our NEOs, this program awards annual cash incentive compensation based upon achievement against pre-established targets.
The 2014 AIP funding was based on achievement of reported EPS and revenue, our ratio of cash flow from operations to net income and a discretionary metric based on our sales order bookings and backlog of orders, which were the same for our NEOs and all other employees. For the Company, growth in EPS and revenue, cash flow from operations, sales order bookings and backlog of orders are believed to be critical performance measures. The Annual Incentive Plan was designed so that if the Company achieves the EPS, revenue, operating cash flow and discretionary targets, the AIP pool would equal 100% of the target incentive awards for all NEOs. Each metric was measured separately and weighted as follows: EPS - 55%, revenue, cash flow from operation, and discretionary - 15% each. For the EPS metric, with each $0.01 variance above target EPS, the AIP pool for NEOs was increased by 6.67% and with each $0.01 variance below target EPS, the AIP pool for NEOs was decreased by 8.89%. The EPS target for 2014 was $1.47, representing a 7% increase over our adjusted EPS of $1.37 in 2013. For the revenue metric, with each $1,000,000 variance above or below the target revenue, the AIP pool for NEOs was increased or decreased by 1%. The revenue target for 2014 was $1.541 billion, representing a 3% increase over our revenue of $1.496 billion in 2013. For the cash flow from operations metric, we calculated the ratio of cash flow from operations to net income. Our target was set so that for cash from operations equal to 150% of net income, this metric would fund at 100%. For each 1% variance above or below 150%, the funding for this metric was increased or decreased by 2%. The discretionary metric funding was based on our sales order bookings and backlog in relation to our internal budget. This metric was evaluated by the Compensation Committee in its sole discretion.
The AIP target award levels for each NEO approximated the 50th percentile of comparable individuals in the Peer Group. The new AIP target percentage for Mr. Teich was increased from 100% to 105% of his base salary and places his target award near the 50th percentile for chief executive officers in the Peer Group. Target percentages for our other NEOs were unchanged and ranged from 50% to 80% of base salary. Mr. DuChene was hired with an AIP target percentage equal to 75% of his base salary which approximates the Peer Group 75th percentile. In setting Mr. DuChene's AIP target percentage at the 75th percentile of the Peer Group, the Compensation Committee again considered his experience as a public company general counsel and his AIP target at his prior employer. Mr. DuChene's 2014 AIP target award was prorated based on his hire date in September 2014, but with a guaranteed payout under the AIP equal to $75,000. He also received a sign on bonus of $150,000 to partially offset his forfeited annual incentive payment from his prior employer. Based on our performance and our compensation objectives, the Compensation Committee determined that these new target award levels were appropriate. While we compared our specific AIP targets against the Peer Group on a position by position basis, we also evaluated the overall mix of base salaries, short-term and long-term incentive compensation using the Peer Group data as a guide.
2014 Annual Incentive Plan Matrix

	Below Threshold	Threshold	Target	Maximum	Actual	Payout	Weighting	Weighted Payout
EPS excluding restructuring	$1.37 or Below	$1.38	$1.47	$1.62	$1.48	106.6%	55%	58.6%
Revenue	$1.496B or Below	$1.497B	$1.541B	$1.641B	$1.531B	90.0%	15%	13.5%
Cash Flow from Operations	100% or Below	101%	150%	200%	113%	26.0%	15%	3.9%
Discretionary	0%	1%	100%	200%	100%	100.0%	15%	15.0%
Annual Incentive Payout	No payout	20% of target	100% of target	200% of target				91.0% of target
For 2014, FLIR’s reported EPS was $1.39. As they did in 2013, the Compensation Committee determined that pre-tax restructuring expenses should be excluded from the calculation of EPS in determining AIP funding. Excluding $17.0 million of pre-tax restructuring expenses resulted in an adjusted EPS of $1.48. Our cash flow from operations was $226.2 million and our net income was $200.3 million resulting in a ratio of 113%. For our discretionary metric, we had total bookings of $1.590 billion versus our internal budget of $1.576 billion and our backlog increased by $57.5 million. Since we exceeded our bookings goals by 1% and grew our backlog by 12%, the Compensation Committee assessed this metric at 100% of target.
The NEOs’ incentive payments and the non-executive employee pools have fluctuated from year to year in relation to our performance relative to our targets. The chart below details the past five years of AIP targets, actual results and payouts as a percentage of the target awards. We believe that the AIP results illustrate our pay-for-performance philosophy.
Annual Incentive Plan Historical Targets and Results

Year	EPS		Revenue (in millions)		Cash Flow from Operations to Net Income		Discretionary
	Target	Actual (1)	Target	Actual	Target	Actual	Target	Actual	Payout as Percent of Target
2010	1.60	1.54	$1,262	$1,388	n/a	n/a	n/a	n/a	125%
2011	1.69	1.55	1,593	1,544	n/a	n/a	n/a	n/a	53%
2012	1.65	1.45	1,600	1,405	n/a	n/a	n/a	n/a	—%
2013	1.65	1.37	n/a	n/a	115%	201%	100%	50%	58%
2014	1.47	1.48	1,541	1,531	150%	113%	100%	100%	91%
_______________

(1)
The 2011 Actual EPS of $1.38 was adjusted to $1.55 to exclude a pre-tax legal settlement expense of $39 million. The 2013 Actual EPS of $1.22 was adjusted to $1.37 to exclude $27.5 million of pre-tax restructuring expenses and $3.5 million of pre-tax executive retirement expenses related to Mr. Lewis' retirement. The 2014 Actual EPS of $1.39 was adjusted to $1.48 to exclude $17.0 million of pre-tax restructuring expenses.

Long-Term Incentive Program
We believe sustained long-term growth in our share price, achieved through growing revenue and EPS, is the primary responsibility of our NEOs. Long-term incentives in the form of stock options, time-based RSUs, market-based RSUs or other equity instruments are considered by the Compensation Committee to be an appropriate way to link the interests of management and shareholders, and to incent management to achieve this objective. Therefore, we have consistently used such instruments as an integral part of our compensation programs, and the largest single component of each NEO’s TTC. Over the past several years, it has been our practice to issue stock-based compensation annually following our annual meeting of shareholders. Pursuant to the Compensation Committee Charter and the Equity Granting Policy, we expect to continue to make annual grants in the future.
We generally issue our annual grant each year at the end of April or early May. These grants have a targeted value that is benchmarked against the 50th percentile of the Peer Group. For the NEOs who were executive officers of the Company at the time of the annual grant, the value was allocated as follows: 50% time-based RSUs and 50% stock options. The stock options and RSUs granted in 2014 vest at the rate of one third per year, subject to the executive's continued service on the applicable vesting date.
Mr. Teich's 2014 grant value was increased to $2.6M from the $2.2M value he received in 2013. The Compensation Committee determined that it was appropriate to increase the value to provide a grant value closer to the 50th percentile of our CEO Peer Group. Due to Mr. Surran's promotion to COO, his 2014 grant was increased to $1.0M from the $0.8M value he received in 2013. This higher value represents a grant at the 50th percentile of our COO Peer Group. Mr. DuChene received an onboarding equity grant with a grant value greater than the 50th percentile of the Peer Group to partially offset the value of the unvested equity awards Mr. DuChene forfeited when he resigned from his prior employer.
Perquisites and Other Benefits
In general, we minimize the value and number of perquisites provided to our NEOs. We believe this makes our overall compensation program simpler, easier to understand, and more transparent to stakeholders. The primary perquisite for our NEOs is an automobile allowance. In addition, our NEOs have supplemental life insurance benefits beyond those provided to other United States-based employees. Our standard life insurance benefit is equal to two times an employee’s annual salary up to a maximum benefit of $500,000. The NEOs supplemental life insurance benefit provides three times the NEO’s salary, up to a maximum benefit of $1,200,000. The values of all perquisites for our NEOs are included in the 2014 All Other Compensation Table on page 26.

Our NEOs are also eligible to participate in our other benefit plans on the same terms as other employees. These plans include health plans, disability plans, retirement plans and an employee stock purchase plan.
Supplemental Executive Retirement Plan
In January 2001, we implemented a SERP for certain executives then employed by FLIR in the United States. Since the SERP’s inception, no additional participants have been added, and we do not intend to add participants in the future. As of December 31, 2014, Mr. Teich is the only remaining participant in the SERP. Due to Mr. Sundermeier's termination in February 2014, his retirement account was distributed to him before the end of 2014 in accordance with the terms of the SERP.
Non-Qualified Deferred Compensation Plans
We have a non-qualified deferred compensation (“NQDC”) plan and a stock deferral plan. Participation by our employees, including our NEOs, is optional. The NQDC plan provides an additional pre-tax savings vehicle for our more highly compensated United States-based employees whose retirement savings opportunity is limited under our 401(k) plan. The stock deferral plan allows eligible employees to defer the receipt of vested RSUs. The NQDC plan does not allow for Company contributions to be made to the plan on behalf of any employee, including the NEOs. See page 33 for additional details.

Employment Agreements
Messrs. Teich and Trunzo have employment agreements, effective May 19, 2013, approved by the Compensation Committee that establish their base salary levels and provides for annual incentive and long-term incentive awards under our approved plans (i.e., AIP and LTIP). The agreements were for an initial term through December 31, 2014 and automatically renew for additional one-year successive periods unless either the Company or the executive provides a notice of non-renewal at least 60 days in advance of the expiration of the current term. In addition, the agreements include provisions regarding various termination scenarios which are described in the Potential Payments upon Termination or Change of Control section beginning on page 34.
After Mr. Davis' departure from the Company in June 2014, the Company entered into a consulting relationship with him. The consulting period runs for ten months through April 30, 2015, during such time he will receive a monthly fee of $8,000 and his outstanding equity awards will continue to vest. The Company also entered into a severance agreement with Mr. Davis in exchange for a release of claims. Under the terms of the severance agreement, Mr. Davis will receive aggregate severance benefits equal to $58,000.
In connection with Mr. Sundermeier's departure from the Company in February 2014, he is receiving severance benefits in accordance with his then existing employment agreement. The details of his severance benefits are described in the Potential Payments upon Termination or Change of Control section on page 37.
Post-Termination Elements of Compensation
Severance
Mr. Teich has severance provisions included in his employment agreement. Mr. Trunzo will forfeit the severance benefits under his employment agreement in connection with his resignation from the Company, effective March 27, 2015. We do not have any formal severance arrangements with Messrs. Surran, DuChene or Frank; however, in the past we have provided severance on a case by case basis in situations where a termination was not for cause, and such payment was deemed to be appropriate and in the best interests of the Company. We are likely to continue doing so in the future.
Change of Control Agreements
We consider a sound and vital management team to be essential in protecting and enhancing the best interests of the Company and our shareholders. To this end, we recognize that the possibility of a change of control could arise and that such possibility may result in the departure or distraction of management to the detriment of the Company and our shareholders. In order to encourage the continued attention and dedication of our NEOs to their assigned duties without distraction in circumstances arising from the possibility of a change of control of the Company, we have change of control agreements in place for our NEOs.
The terms and value of these severance and change of control termination benefits are further described starting on page 37.

Compensation Committee Governance
Compensation Committee Members and Compensation Committee Charter
Our NEO compensation policies are established, reviewed and approved by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of four non-employee directors—Angus L. Macdonald (Chair), William W. Crouch, Michael T. Smith and Cathy A. Stauffer—all of whom have been determined by the Board to be “independent” as defined by the Board’s Corporate Governance Principles and applicable SEC and NASDAQ rules. The members of the Compensation Committee, in aggregate, have significant experience in executive positions including management, talent development, finance, and accounting, and have been involved in executive compensation matters in their respective careers. See pages 2-5 in this Proxy Statement for a more detailed biography for each of our directors. In accordance with its Charter, the Board’s Corporate Governance Committee annually reviews the operation, structure, and membership of all committees, including the Compensation Committee.

The Compensation Committee has primary responsibility for all matters relating to the compensation of our NEOs, as well as certain compensation elements for other employees. “Compensation” for this purpose means all forms of remuneration including, without limitation, salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, fringe benefits and perquisites, and compensation and benefits in the event of a change of control of the Company. The Compensation Committee, in its discretion, may retain the services of outside consultants to assist it in compensation matters. The Compensation Committee is governed by a charter adopted by the Board, which can be found at www.flir.com/investor. The Corporate Governance Committee of the Board annually considers and makes recommendations, as appropriate, to the Board regarding the content of all Board committee charters, including the Compensation Committee’s charter. The Compensation Committee charter was most recently updated in October 2014.
Compensation Consultant
The Compensation Committee has from time to time engaged professional compensation consultants to advise the Compensation Committee on our executive compensation programs and policies. As indicated earlier, the Compensation Committee engaged Radford to conduct a competitive analysis of our executive compensation levels in late 2013, and utilized that analysis as part of its determination of executive compensation levels for 2014. The Compensation Committee and the Corporate Governance Committee intend to continue using compensation consultants in the future, but not necessarily on an annual basis. Decisions as to whether the use of a consultant is appropriate for any annual period will be determined by the respective committees based on considerations including length of time since the last engagement of a consultant and changes in factors affecting executive compensation at the Company or in the market at large.
The Compensation Committee is responsible, without the influence or input of management, for retaining and terminating compensation consultants and determining their terms and conditions, including fees. Radford provides the Compensation Committee with an annual update of its services and related fees. Radford’s aggregate fees rendered for consulting services for the Compensation Committee in 2014 were approximately $45,000.
Company management separately engages Radford for compensation surveys to benchmark non-executive officer employee compensation and also engages the Radford affiliate, Aon Risk Services, for risk related insurance products, such as property and casualty insurance and director and officer liability insurance. Neither of these engagements are approved by the Compensation Committee. The fees paid in aggregate by the Company to Radford and Aon Risk Services for all other services excluding Compensation Committee consulting services, totaled approximately $330,000 in 2014.
Role of Executives in Establishing Compensation
Our former CFO and Vice President of Global Human Resources have participated in the development of certain NEO compensation programs, particularly the AIP and the LTIP described above. Once formulated, these programs are reviewed by our CEO and other individuals whose counsel may be sought from time to time and submitted to the Compensation Committee for its review and approval. The Committee considers these recommendations in its decision process, but they are not necessarily determinative. As noted previously, with the assistance of our human resources team, our CEO makes recommendations to the Compensation Committee regarding base salary and target levels of the AIP and LTIP compensation for each NEO (other than himself). Our human resources team, former CFO and CEO also recommend to the Compensation Committee the performance targets under the AIP and LTIP, if applicable. From time to time, certain individuals including our CEO, former CFO, Senior Vice President, General Counsel and Secretary and Vice President of Global Human Resources are invited to attend meetings of the Compensation Committee. While these individuals may be asked to provide input and perspective, only Compensation Committee members vote on NEO compensation matters. Our Vice President of Global Human Resources is responsible for the implementation, execution and operation of our compensation programs, as directed by the CEO and the Compensation Committee.

Stock Ownership/Retention Requirements/Insider Trading Policy
We impose stock ownership requirements on our NEOs. The Corporate Governance Principles require our CEO to hold shares of Common Stock, time-based RSUs, market-based RSUs (valued at the target performance level) or in-the-money stock options valued in an amount equal to no less than three year’s base salary. Our other NEOs are required to hold equity valued in an amount equal to no less than one year’s base salary. The Corporate Governance Principles are reviewed annually by the Corporate Governance Committee of the Board. As of the date of this Proxy Statement, all NEOs are in compliance with these requirements. In addition, the Company's insider trading policy prohibits our executive officers and directors from pledging our securities or engaging in hedging transactions with respect to our securities.
Impact of Tax on Compensation Decisions
As a general matter, the Compensation Committee takes into account the various tax implications of the compensation vehicles employed by the Company.
Section 162(m) of the United States Internal Revenue Code ("Section 162(m)") generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to “covered employees” within the meaning of Section 162(m). Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our NEO compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make decisions that result in compensation expense that is not fully deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with FLIR’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMPENSATION COMMITTEE
Angus L. Macdonald, Chair
William W. Crouch
Michael T. Smith
Cathy A. Stauffer

COMPENSATION OF EXECUTIVE OFFICERS
2014 Summary Compensation Table
The following table summarizes compensation for our CEO, former CFO and our five other NEOs for the years ended December 31, 2014 and, to the extent required under the SEC executive compensation disclosure rules, December 31, 2013 and 2012.

		Salary	Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Andrew C. Teich	2014	726,692	—		1,294,290	1,279,390	706,115	579,893	29,627	4,616,007
President and	2013	577,692	—		1,090,440	1,075,085	388,125	—	30,156	3,161,498
Chief Executive Officer	2012	445,000	—		945,940	473,280	—	309,155	30,975	2,204,350

Anthony L. Trunzo (6)	2014	470,308	—		479,610	473,710	344,344	n/a	29,627	1,797,599
Former Senior Vice	2013	450,385	—		2,224,346	506,990	211,140	n/a	23,976	3,416,837
President, Finance and	2012	442,115	—		945,940	473,280	—	n/a	27,685	1,889,020
Chief Financial Officer

Thomas A. Surran (7)	2014	440,385	—		479,610	473,710	327,600	n/a	27,427	1,748,732
Senior Vice President,	2013	355,399	—		457,962	311,307	184,000	n/a	30,435	1,339,103
Chief Operating Officer

Todd M. DuChene (7)	2014	90,615	225,000	(8)	468,450	499,200	—	n/a	19,979	1,303,244
Senior Vice President,
General Counsel and
Secretary

Jeffrey D. Frank (7)	2014	308,481	—		216,810	213,356	141,278	n/a	35,154	915,079
Senior Vice President,
Global Product Strategy

William A. Sundermeier (6)	2014	177,596	—		—	—	—	—	842,182	1,019,778
Former President,	2013	450,385	—		2,224,346	506,990	211,140	—	23,976	3,416,837
Government Systems	2012	442,115	—		945,940	473,280	—	291,892	27,310	2,180,537
Division

William W. Davis (6)	2014	261,056	—		312,075	308,098	—	n/a	103,992	985,221
Former Senior Vice	2013	369,231	—		273,780	270,435	140,530	n/a	25,622	1,079,598
President, General	2012	362,115	—		494,640	257,520	—	n/a	33,230	1,147,505
Counsel and Secretary
__________

(1)
Represents the aggregate grant date fair value for time-based and market-based RSUs, as applicable, granted in 2014, 2013 and 2012. The amounts reported in this column are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
Represents the aggregate grant date fair value for stock options granted in 2014, 2013 and 2012. In accordance with FASB ASC Topic 718, the aggregate grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value of the stock option awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)
Represents amounts earned under our AIP with respect to the specified year. The 2014 AIP and performance metrics are described in the Compensation Discussion and Analysis under “Annual Incentive Plan.”

(4)
Represents the aggregate change in actuarial present value of each participating NEO’s accumulated benefit under the SERP during the years indicated. The Change in Pension Value in the table above is calculated on the basis of Minimum Retirement Benefit (as described in the Pension Benefits table on page 32) for all participants, even though the participating NEOs had not achieved eligibility for such benefits as of the end of each reporting year. The increase in present value of accrued benefits for Mr. Teich for 2014 was primarily due to his higher compensation levels as CEO.

(5)
Represents actual cash expenses incurred by the Company and includes car allowances, Company matching contributions under our 401(k) plan, group life insurance premiums, and other personal benefits. Details are described in the All Other Compensation Table shown below.

(6)	Messrs. Sundermeier and Davis departed from the Company during 2014. On February 27, 2015, Mr. Trunzo notified the Company of his decision to resign from the Company, effective March 27, 2015.

(7)	Mr. Surran was not an NEO prior to 2013 and Messrs. Frank and DuChene were not NEOs prior to 2014. Mr. DuChene's employment with the Company began in September 2014.

(8)
Due to Mr. DuChene starting his employment with the Company in September 2014, his AIP target was prorated based on his hire date at $81,986. In his offer of employment, he was guaranteed a minimum 2014 AIP payment of $75,000. The amount reflected includes the minimum payment of $75,000 as his calculated AIP amount was $74,608. Mr. DuChene also received a sign on bonus of $150,000 which is subject to repayment in the event he voluntarily terminates his employment with the Company within a year of commencing employment.

2014 All Other Compensation Table
The following table provides the components of the amounts shown for 2014 in the “All Other Compensation” column of the 2014 Summary Compensation Table.

	Car Allowance	Company Contributions under 401(k) Plan	Group Life Insurance Premiums	Other Personal Benefits		Total
Name	($)	($)	($)	($)		($)

Andrew C. Teich	18,000	8,750	2,877	—		29,627
Anthony L. Trunzo	18,000	8,750	2,877			29,627
Thomas A. Surran	18,000	7,484	1,943			27,427
Todd M. DuChene	4,500	—	478	15,001	(1)	19,979
Jeffrey D. Frank	18,000	8,750	3,632	4,772	(2)	35,154
William A. Sundermeier	3,462	8,750	239	829,731	(3)	842,182
William W. Davis	10,385	8,750	2,559	82,298	(4)	103,992
_______________

(1)	Represents reimbursement of relocation expenses of $15,001.

(2)	Represents airline club membership dues of $465 and a patent award payment of $4,307.

(3)	Represents a severance payment of $829,731.

(4)	Represents a severance payment of $34,298 and post-termination consulting compensation of $48,000.

2014 Grants of Plan-Based Awards
The following Grants of Plan-Based Awards table provides information regarding non-equity incentive plan awards and equity-based awards granted to our NEOs during the year ended December 31, 2014. The equity-based awards were granted under the FLIR Systems, Inc. 2011 Stock Incentive Plan, while the non-equity incentive plan awards were granted under the FLIR Systems, Inc. 2012 Executive Bonus Plan.

				Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)
				Threshold	Target	Maximum	All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Approval Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Andrew C. Teich			02/06/14	1,164	775,950	1,551,900	—	—	—	—
	04/29/14	(2)	04/24/14	—	—	—	—	171,500	33.86	1,279,390
	04/29/14	(3)	04/24/14	—	—	—	39,400	—	—	1,294,290

Anthony L. Trunzo			02/06/14	568	378,400	756,800	—	—	—	—
	04/29/14	(2)	04/24/14	—	—	—	—	63,500	33.86	473,710
	04/29/14	(3)	04/24/14	—	—	—	14,600	—	—	479,610

Thomas A. Surran			02/06/14	540	360,000	720,000	—	—	—	—
	04/29/14	(2)	04/24/14	—	—	—	—	63,500	33.86	473,710
	04/29/14	(3)	04/24/14	—	—	—	14,600	—	—	479,610

Todd M. DuChene			08/18/14	123	81,986	163,972	—	—	—	—
	10/28/14	(4)	08/18/14	—	—	—	—	60,000	32.51	499,200
	10/28/14	(5)	08/18/14	—	—	—	15,000	—	—	468,450

Jeffrey D. Frank			02/06/14	233	155,250	310,500	—	—	—	—
	04/29/14	(2)	04/24/14	—	—	—	—	28,600	33.86	213,356
	04/29/14	(3)	04/24/14	—	—	—	6,600	—	—	216,810

William A. Sundermeier			02/06/14	568	378,400	756,800	—	—	—	—

William W. Davis			02/06/14	378	251,875	503,750	—	—	—	—
	04/29/14	(2)	04/24/14	—	—	—	—	41,300	33.86	308,098
	04/29/14	(3)	04/24/14	—	—	—	9,500	—	—	312,075

_______________

(1)
Represents the target awards under the AIP. The AIP threshold is 0.15% of target. With the exception of Mr. DuChene, the Compensation Committee approved the AIP grants at a committee meeting on February 6, 2014. Mr. DuChene's AIP grant was approved by the Compensation Committee at a committee meeting on August 18, 2014. Mr. DuChene's AIP target was prorated based on his hire date in September 2014 and he was guaranteed a minimum 2014 AIP payment of $75,000. See the Annual Incentive Plan section of Compensation Discussion and Analysis on page 20 for details on the AIP.

(2)
The Compensation Committee approved the stock option grants at a committee meeting on April 24, 2014. The stock option grants were issued on April 29, 2014 which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These stock options vest over a three-year period, in three equal installments on April 29, 2015, 2016 and 2017. The grant date fair value is $7.46 per share, calculated in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of each stock option grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)
The Compensation Committee approved the time-based RSU grants at a committee meeting on April 24, 2014. The time-based RSU grants were issued on April 29, 2014 which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These time-based RSU grants vest over a three-year period, in three equal installments on April 29, 2015, 2016 and 2017. In accordance with FASB ASC Topic 718, the grant date fair value for these awards was $32.85, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

(4)
The Compensation Committee approved the stock option grant at a committee meeting on August 18, 2014. The stock option grant was issued on October 28, 2014 which was the second trading day after the date of the Company’s public earnings announcement for the third quarter. This stock option grant will vest over a four-year period, in four equal installments on October 28, 2015, 2016, 2017 and 2018. The grant date fair value is $8.32 per share, calculated in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of each stock option grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(5)
The Compensation Committee approved the time-based RSU grant at a committee meeting on August 18, 2014. The time-based RSU grant was issued on October 28, 2014 which was the second trading day after the date of the Company’s public earnings announcement for the third quarter. This time-based RSU grant will vest over a four-year period, in four equal installments on October 28, 2015, 2016, 2017 and 2018. In accordance with FASB ASC Topic 718, the grant date fair value for this award was $31.23, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

Outstanding Equity Awards at Fiscal Year-End 2014
The following Outstanding Equity Awards at Fiscal Year-End 2014 table summarizes the equity awards we have made to our NEOs which were outstanding as of December 31, 2014.

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Been Vested		Market Value of Shares or Units of Stock That Have Not Been Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)

Andrew C. Teich	95,538	—		12.57	02/13/16
	65,200	—		20.75	05/01/17
	32,500	—		34.31	04/28/18
	75,950	—		25.64	05/05/19
	71,400	—		30.27	04/27/20
	38,400	—		35.22	05/03/21
	45,333	22,667	(2)	22.30	05/01/22
	59,233	118,467	(3)	24.31	04/30/23
		171,500	(4)	33.86	04/29/24
						7,334	(5)	236,962
						31,067	(6)	1,003,775
						39,400	(7)	1,273,014
									1,200	(8)	38,772

Anthony L. Trunzo (9)	25,000	—		12.57	02/13/16
	47,000	—		20.75	05/01/17
	23,500	—		34.31	04/28/18
	63,250	—		25.64	05/05/19
	62,500	—		30.27	04/27/20
	38,400	—		35.22	05/03/21
	45,333	22,667	(2)	22.30	05/01/22
	27,933	55,867	(3)	24.31	04/30/23
		63,500	(4)	33.86	04/29/24
						7,334	(5)	236,962
						14,667	(6)	473,891
						14,600	(7)	471,726
									1,200	(8)	38,772

Thomas A. Surran	10,700	—		30.27	04/27/20
	5,124	—		35.22	05/03/21
	5,848	2,924	(2)	22.30	05/01/22
	3,580	7,160	(3)	24.31	04/30/23
	10,733	21,467	(10)	31.89	07/29/23
		63,500	(4)	33.86	04/29/24
						2,870	(5)	92,730
						5,634	(6)	182,035
						5,600	(11)	180,936
						14,600	(7)	471,726
									510	(8)	16,478

Todd M. DuChene		60,000	(12)	32.51	10/28/24
						15,000	(13)	484,650

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Been Vested		Market Value of Shares or Units of Stock That Have Not Been Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)
Jeffrey D. Frank	3,800	—		34.31	04/28/18
	3,542	—		25.64	05/05/19
	4,498	2,250	(2)	22.30	05/01/22
	2,753	5,507	(3)	24.31	04/30/23
	1,376	2,754	(10)	31.89	07/29/23
		28,600	(4)	33.86	04/29/24
						2,208	(5)	71,340
						4,334	(6)	140,032
						2,167	(11)	70,016
						6,600	(7)	213,246
									405	(8)	13,086

William A. Sundermeier									1,200	(8)	38,772

William W. Davis (14)	23,500	—		34.31	04/28/18
	55,300	—		25.64	05/05/19
	34,600	—		30.27	04/27/20
	25,600	—		35.22	05/03/21
		12,334	(2)	22.30	05/01/22
	14,900	29,800	(3)	24.31	04/30/23
		41,300	(4)	33.86	04/29/24
						4,000	(5)	129,240
						7,800	(6)	252,018
						9,500	(7)	306,945
									600	(8)	19,386

_______________

(1)	Based on the closing market price of our Common Stock as of December 31, 2014 ($32.31), as reported on NASDAQ.

(2)	Time-based stock options granted on May 1, 2012 that will vest on May 1, 2015.

(3)	Time-based stock options granted on April 30, 2013 that will vest in two equal installments on April 30, 2015 and 2016.

(4)	Time-based stock options granted on April 29, 2014 that will vest in three equal installments on April 29, 2015, 2016, and 2017.

(5)	Time-based RSUs granted on May 1, 2012 that will vest on May 1, 2015.

(6)	Time-based RSUs granted on April 30, 2013 that will vest in two equal installments on April 30, 2015 and 2016.

(7)	Time-based RSUs granted on April 29, 2014 that will vest in three equal installments on April 29, 2015, 2016, and 2017.

(8)
Market-based RSUs granted on May 1, 2012 that will vest on May 1, 2015 based on the Company's relative TSR performance versus the S&P 500 for the three-year period beginning May 1, 2012. In accordance with the SEC executive compensation disclosure rules, this amount represents threshold vesting of 3% of the target RSUs granted.

(9)
On February 27, 2015, Mr. Trunzo notified the Company of his decision to resign from the Company, effective March 27, 2015. All his outstanding unvested equity awards will be forfeited upon his resignation.

(10)	Time-based stock options granted on July 29, 2013 that will vest in two equal installments on July 29, 2015 and 2016.

(11)	Time-based RSUs granted on July 29, 2013 that will vest in two equal installments on July 29, 2015 and 2016.

(12) Time based stock options granted on October 28, 2014 that will vest in four equal installments on October 28, 2015, 2016, 2017 and 2018.

(13)	Time based RSUs granted on October 28, 2014 that will vest in four equal installments on October 28, 2015, 2016, 2017 and 2018.

(14)
While this table includes time-based stock options and RSUs, and market-based RSUs outstanding as of December 31, 2014 that are scheduled to vest after April 30, 2015, these awards are not expected to vest based on the expected termination date of Mr. Davis' consulting relationship.

2014 Option Exercises and Stock Vested
The following Option Exercises and Stock Vested table provides additional information about the value realized by our NEOs on the exercise of outstanding stock options and the vesting of RSUs during the year ended December 31, 2014.

	Option Awards (1)		Stock Awards (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)

Andrew C. Teich	173,862	2,807,471	25,110	860,241
Anthony L. Trunzo	130,862	2,368,663	81,910	2,681,263
Thomas A. Surran	—	—	9,683	332,699
Todd M. DuChene	—	—	—	—
Jeffrey D. Frank	—	—	6,579	226,210
William A. Sundermeier	516,250	6,077,600	103,911	3,547,522
William W. Davis	49,666	503,035	9,397	323,077
_______________

(1)
The value realized upon exercise represents the difference between the exercise price per share of the stock option and the sales price of each share of our Common Stock multiplied by the number of shares exercised. The exercise price of each stock option was equal to the closing price of our Common Stock as reported on NASDAQ on the date of grant.

(2)	The value realized on vesting was determined by multiplying the number of RSUs vesting by the closing price of our Common Stock as reported on NASDAQ on the vesting date.

2014 Pension Benefits
The following Pension Benefits table provides the present value of the accumulated benefits payable to each of our NEOs under our SERP. Mr. Teich is the only ongoing participant in the SERP.

		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)(2)

Andrew C. Teich	SERP	14	3,314,369	—
Anthony L. Trunzo	n/a	n/a	n/a	n/a
Thomas A. Surran	n/a	n/a	n/a	n/a
Todd M. DuChene	n/a	n/a	n/a	n/a
Jeffrey D. Frank	n/a	n/a	n/a	n/a
William A. Sundermeier	SERP	n/a	n/a	964,090
William W. Davis	n/a	n/a	n/a	n/a
__________

(1)
The assumptions made in determining the present value of the accumulated benefit are disclosed in Note 16 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Mr. Sundermeier received a distribution in accordance with the terms of the plan.
Under the SERP, there are two methods for calculating retirement benefits: (1) Retirement Benefit and (2) Minimum Retirement Benefit. Under the Retirement Benefit method, a participant who terminates is entitled to receive his vested account balance in a lump sum payable within 60 days after the date of termination. Under the Minimum Retirement Benefit method, a participant is entitled to receive a lump sum payment equal to 118% of the present value of a hypothetical stream of installments payable annually for 20 years, with each payment equal to 25% of the greater of (A) the participant’s cash compensation earned during his final 12 full months of employment, (B) the average of the participant’s two highest full calendar years of cash compensation, or (C) the participant’s highest cash compensation received in any one of the five full calendar years preceding retirement. Under certain circumstances defined below, participants are eligible to receive the greater of the Retirement Benefit or the Minimum Retirement Benefit. The present value of accumulated benefits in the table above is calculated on the basis of Minimum Retirement Benefit even though Mr. Teich has not achieved eligibility for such benefits.
Mr. Teich's account is in an unfunded retirement account and is credited with an amount equal to 10% of his cash compensation during each plan year. Cash compensation is defined as salary plus annual incentive payments. The retirement account earns interest at the prime interest rate plus 2%. Vesting in the retirement account is based upon the age of the participant and increases annually with full vesting provided at the earlier of age 60 or after 10 years of service. Mr. Teich is 100% vested.
Upon Normal Retirement, death or disability, Mr. Teich will be entitled to receive the greater of his Retirement Benefit or his Minimum Retirement Benefit.
The SERP defines Normal Retirement as termination of employment with the Company at or after age 60. There are early retirement provisions in the SERP established based upon termination of employment at or after age 55 with at least five full years of service. Under these early retirement provisions, the participant is eligible to receive the Minimum Retirement Benefit; however, benefits are reduced by 6% for each year prior to age 60 in which the termination occurs. If a participant is eligible for early retirement and terminates within two years of a change of control, the 6% reduction above shall not apply and the benefit will be increased by 5% for each year, or partial year, that the participant’s age at termination is less than 60.
2014 Non-Qualified Deferred Compensation
The following Non-Qualified Deferred Compensation table provides information regarding the contributions made and the aggregate earnings recognized during the year ended December 31, 2014, and the account balances as of December 31, 2014 for our NEOs under the NQDC plan and the stock deferral plan.

	Executive Contributions in		Registrant Contributions	Aggregate Earnings (Loss) in		Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31,
Name	($)		($)	($)(1)		($)	($)

Andrew C. Teich	120,141	(2)	—	29,879	(3)	—	647,785
	—		—	19,763	(4)	—	249,259
Anthony L. Trunzo	58,107	(2)	—	36,386	(3)	—	812,656
	—		—	31,425	(4)	(223,706)	—
Thomas A. Surran	—		—	—		—	—
	—		—	—		—	—
Todd M. DuChene	—		—	—		—	—
	—		—	—		—	—
Jeffrey D. Frank	—		—	—		—	—
	—		—	—		—	—
William A. Sundermeier	119,092	(2)	—	49,970	(3)	(165,922)	657,906
	—		—	11,799	(4)	—	148,828
William W. Davis	167,769	(2)	—	396	(3)	—	469,037
	—		—	67,217	(4)	(158,641)	—
_______________

(1)	These amounts are not reported in the 2014 Summary Compensation Table on page 24.

(2)	These amounts are reported as Salary or Non-Equity Incentive Plan Compensation in the 2014 Summary Compensation Table on page 25.

(3)	Earnings from the NQDC plan.

(4)	Earnings from the stock deferral plan.

FLIR implemented the NQDC plan in order to provide highly compensated employees with an additional savings option. NEOs can defer up to 50% of salary and up to 100% of AIP compensation. Participants elect the timing and method of distribution during the annual enrollment period. Distribution options include a lump sum or annual installments. The deferred compensation and investment earnings are held as a Company asset within a rabbi trust. Participants have a menu of market-based investment options from which to choose to invest their contributions.
In addition, the Company has a Stock Deferral Plan that provides highly compensated employees the ability to defer the receipt of RSUs after vesting. Participants may elect to defer the distribution for up to 11 years from the grant date and must make the election to defer within 30 days of grant.
Potential Payments upon Termination or Change of Control
We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our NEOs in the event of a termination of employment or a termination in connection with a change of control of the Company. The following tables show potential payments to our NEOs assuming a December 31, 2014 termination date and, where applicable, using the closing market price of our Common Stock as of December 31, 2014 of $32.31, as reported on NASDAQ.

Andrew C. Teich

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination and Termination For Good Reason	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Base Salary Continuation(1)	—	$—	$—	$739,000	$—	$—	$—	$739,000
Lump Sum Payment(2)	—	—	—	739,000	—	1,181,470	739,000
Stock Options (unvested and accelerated)(3)	—	—	—	1,174,633	—	1,174,633	—	—
RSUs (unvested and accelerated)(3)	—	—	—	3,806,151	—	3,806,151	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits (4)	—	—	—	14,220	—	22,041	—	—
Supplemental Executive Retirement Plan(5)	1,105,398	—	—	1,105,398	1,105,398	1,105,398	4,088,209	4,088,209

Total	$1,105,398	$—	$—	$7,578,402	$1,105,398	$7,289,693	$4,827,209	$4,827,209

Anthony L. Trunzo (6)

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination and Termination For Good Reason	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Base Salary Continuation(1)	$—	$—	$—	$473,000	$—	$—	$—	$473,000
Lump Sum Payment(2)	—	—	—	473,000	—	1,051,278	473,000	—
Stock Options (unvested and accelerated)(3)	—	—	—	673,833	—	673,833	—	—
RSUs (unvested and accelerated)(3)	—	—	—	2,474,979	—	2,474,979	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits (4)	—	—	—	18,662	—	28,927	—	—
Supplemental Executive Retirement Plan(5)	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$4,113,474	$—	$4,229,017	$473,000	$473,000

 __________

(1)
Base Salary Continuation:  In the event the employment of Messrs. Teich or Trunzo is involuntarily terminated without cause by the Company, the NEO will be entitled to continuation of his base salary in effect at the time of termination for 12 months. If the NEO's employment is terminated due to disability, his base salary will be paid through the end of the twelfth month of disability.

(2)
Lump Sum Payment:  In the event the employment of Messrs. Teich or Trunzo is involuntarily terminated without cause by the Company, the NEO will be entitled to a lump sum severance payment equal to 100% of the executive's base salary. If the NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to a lump sum payment equal to his base salary and AIP for the two most recent taxable years ending before the date upon which the change of control occurred. If the NEO's employment is terminated due to death, his beneficiaries will be entitled to a lump sum payment equal to 12 months of his base salary in effect at the time of termination.

(3)
Stock Options and RSUs: In the event the employment of Messrs. Teich or Trunzo is involuntarily terminated by the Company without cause, the NEO will be entitled to immediate vesting on all unvested equity awards. For unvested market-based RSUs, the target number of underlying shares will remain subject to the market-based criteria. Once the performance period has completed, the number of earned market-based RSUs will be determined. The value in the table assumes that the target number of shares will be earned. See the "Outstanding Equity Awards at Fiscal Year-End 2014" table for additional details.

(4)
Post-Termination Health Care Benefits: In the event an NEO’s employment is involuntarily terminated without cause by the Company, the NEO and the NEO’s family are entitled to health care benefits equal to what they received while the NEO was employed by the Company for 12 months after termination. In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO and the NEO’s family are entitled to health care benefits equal to what they received while the NEO was employed by the Company for 18 months after termination. The calculations assume an annual increase in healthcare premiums of 10%.

(5)
Supplemental Executive Retirement Plan (SERP):  Benefits payable are affected by the age of the participant on the date of termination. For Mr. Teich, who has not reached the retirement age of 60 or the early retirement age of 55, the Minimum Retirement Benefits provided in the plan do not apply. Mr. Teich is 100% vested in his account. For terminations due to cause, not for cause and voluntary termination by a participant, only vested account balances are payable and benefits are payable in a lump sum. For terminations due to death or disability, the Minimum Retirement Benefit as described in the Pension Benefits table on page 31 applies and benefits are payable over 20 years. In the event of termination within two years of a change of control, the account balances are payable, including principal and interest, over 20 years. Mr. Trunzo is not a participant in the SERP.

(6)
On February 27, 2015, Mr. Trunzo notified the Company of his decision to resign from the Company, effective March 27, 2015. In accordance with the terms of his employment agreement with the Company and his voluntary resignation, he will receive no severance benefits in conjunction with his departure.

Thomas A. Surran

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—		$—	$788,329	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	95,565	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	1,476,694	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits (3)	—	—	—	—	—	22,041	—	—

Total	$—	$—	$—	$—	$—	$2,382,629	$—	$—

Todd M. DuChene

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—		$—	$—	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	—	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	484,650	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits (3)	—	—	—	—	—	22,041	—	—

Total	$—	$—	$—	$—	$—	$506,691	$—	$—

Jeffrey D. Frank

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—		$—	$637,344	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	67,736	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	930,834	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits (3)	—	—	—	—	—	44,662	—	—

Total	$—	$—	$—	$—	$—	$1,680,576	$—	$—

___________

(1)
Lump Sum Payment:  In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to a lump sum payment equal to his base salary and AIP for the two most recent taxable years ending before the date upon which the change of control occurred.

(2)
Stock Options and RSUs:  In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to immediate vesting on all unvested equity awards. For unvested market-based RSUs, the target number of underlying shares will remain subject to the market-based criteria. Once the performance period has completed, the number of earned market-based RSUs will be determined. The value in the table assumes that the target number of shares will be earned. See the "Outstanding Equity Awards at Fiscal Year-End 2014" table for additional details.

(3)
Post-Termination Health Care Benefits:  In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO and the NEO’s family are entitled to health care benefits equal to what they received while the NEO was employed by the Company for 18 months after termination. The calculations assume an annual increase in healthcare premiums of 10%.

Termination or Change of Control Payments
We have change of control agreements with Messrs. Teich, Trunzo, Surran, DuChene and Frank.
For change of control benefits to be paid, a change of control must have occurred and the NEO must be terminated within a specific period of time prior to or following the change of control event (i.e., between 60 days prior to and 180 days after the event). In such circumstances, the agreements provide for the following benefits: (a) immediate vesting of any unvested equity awards, (b) a payment equal to the cash compensation of the NEO for the two most recent taxable years ending before the date upon which the change of control occurred, and (c) a maximum of 18 months of continuation of health benefits. If the payment would result in a “parachute payment” within the meaning of Section 280G under the United States Internal Revenue Code, then benefits will be reduced so that the payment would be $1.00 less than the amount that would cause the payments to be subject to the excise tax. Change of control benefits described in (b) and (c) above are contingent on the NEO signing a release of claims in a form satisfactory to the Company.
 Termination without Cause and with Good Reason
We have employment agreements with Messrs. Teich and Trunzo.
The employment agreements provide for the following benefits due to an involuntary termination without cause or a termination for good reason: (a) immediate vesting of any unvested equity awards, (b) a lump sum payment equal to the executive's salary at the time of termination, (c) continuation of the executive's current salary for a period of 12 months, and (d) 12 months of continuation of health benefits.
NEOs who Departed from the Company in 2014
Mr. Sundermeier departed from the Company in February 2014. In accordance with the terms of his employment agreement with the Company, he received or is receiving the following termination benefits: (i) a lump sum payment equal to his then in effect base salary of $459,000, (ii) continuation of his base salary of $459,000 for 12 months, (iii) immediate vesting of his outstanding equity awards, with his 2012 market-based RSUs subject to the market-based vesting criteria, and (iv) subsidized health care benefits for a period of 12 months, valued at $29,000. In accordance with the provisions of his supplemental executive retirement plan, Mr. Sundermeier received his accrued benefits under the plan in the amount of $964,090 in September 2014.
Mr. Davis departed from the Company in June 2014. He received or is receiving the following severance benefits: (i) severance payments totaling $58,000 through April 2015, (ii) consulting fees of $80,000 for consulting services through April 2015 and (iii) continued vesting of his outstanding equity awards through April 2015.

DIRECTOR COMPENSATION
Under a policy adopted by the Board of Directors, each non-employee director shall automatically be granted an annual grant of RSUs and stock options under the Company's current stock incentive plan (currently the 2011 Stock Incentive Plan) based on a targeted dollar value. The stock options vest immediately upon grant while the RSUs fully vest approximately one year from the date of grant. In April 2013, the Board adjusted the amount of the annual cash retainer paid to non-employee directors based on a recommendation made by Radford, the Board's director compensation consultant. The new annual retainer amount is $70,000. In addition, each non-employee director receives an attendance fee of $1,500 for each meeting of the Board of Directors attended, and reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings. The retainers for the Board's committees are as follows: the Chairman of the Audit Committee receives a $15,000 annual retainer, the Chairman of the Compensation Committee receives a $9,000 annual retainer, and the Chairman of the Corporate Governance Committee receives a $7,000 annual retainer. Each non-employee director who serves on the Audit Committee (other than the Chairman) receives a $7,000 annual retainer and each non-employee director who serves on the Compensation or Corporate Governance Committees (other than the Chairmen of such Committees), receives an annual retainer of $4,000. Other than Mr. Lewis, each non-employee director who serves on the Strategy and Technology Committee receives a $25,000 annual retainer. The Company eliminated the Strategy and Technology Committee in December 2014.
The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)

Earl R. Lewis	$177,500	$71,669	$71,722	$600,000	(3)	$920,891
John D. Carter	84,500	71,669	71,722	—		227,891
William W. Crouch	117,000	71,669	71,722	—		260,391
Catherine A. Halligan	63,750	71,669	71,722	—		207,141
Angus L. Macdonald	102,500	71,669	71,722	—		245,891
Michael T. Smith	99,500	71,669	71,722	—		242,891
Cathy A. Stauffer	65,600	71,669	71,722	—		208,991
John W. Wood, Jr.	106,500	71,669	71,722	—		249,891
Steven E. Wynne	88,500	71,669	71,722	—		231,891
 ___________

(1)
Represents the grant date fair value for time-based RSUs granted in 2014. In accordance with FASB ASC Topic 718, the value used to calculate the grant date fair value for these awards is the closing market price of our Common Stock on the date of grant, discounted by the net present value of quarterly dividends. For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The number of unvested RSUs outstanding at December 31, 2014 is 2,140 for each director, except for Mr. Lewis who had 184,760 time-based RSUs outstanding and 128,000 market-based RSUs from 2012 that are not likely to be earned.

(2)
Represents the grant date fair value for the stock options granted in 2014 at an exercise price of $33.86. In accordance with FASB ASC Topic 718, the grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value associated with the option awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. Aggregate number of stock options outstanding at December 31, 2014 is as follows: Mr. Lewis - 1,598,992; Mr. Carter - 135,570; General Crouch - 135,570; Ms. Halligan - 10,900; Mr. Macdonald - 115,570; Mr. Smith - 183,570; Ms. Stauffer - 10,900; Mr. Wood - 84,370 and Mr. Wynne - 115,570.

(3)
The Company has retained Mr. Lewis under a two-year consulting agreement effective May 19, 2013 that provides that Mr. Lewis will receive the retainers, committee and meeting fees in effect for his service as a director, along with an annual retainer of $100,000 for his service as Non-Executive Chairman and compensation for services as a senior advisor of $900,000 per annum during the first 12 months and $450,000 per annum during the remainder of the agreement. Mr. Lewis' outstanding equity awards will continue to vest during the consulting period and his service on the Board.

We require that all of our independent directors, within the later of five years from joining the Board or July 2017, hold shares of our Common Stock, restricted stock or stock options in an amount equal in value to no less than four times the average of the annual cash retainer for Board (but not committee) service during the immediately preceding five-year period. All of our independent directors are currently in compliance with this stock ownership policy.

In addition to serving as the Non-Executive Chairman, Mr. Lewis also serves as a senior advisor to the Board and Mr. Teich. He has a consulting agreement with the Company for a period of two years from his May 2013 retirement date which establishes his compensation and his responsibilities. Based, in part, on advice from Radford, the Compensation Committee determined an appropriate level of compensation for Mr. Lewis considering his years of experience directly related to our industry. Under the agreement, Mr. Lewis advises both the Board and the Company's executive management on strategy, mergers and acquisitions, organizational considerations and other matters specified by the Board.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2014 with respect to the shares of the Company's Common Stock that may be issued under the Company's existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)

Equity Compensation Plans Approved by Shareholders(4)	7,984,848	$25.18	9,658,844
_____________

(1)
Excludes purchase rights accruing under the Company's 2009 Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs, or (ii) the fair market value of the Common Stock on the semi-annual purchase date.

(2)	The calculation of weighted average exercise price does not include RSUs.

(3)	Includes shares available for future issuance under the Purchase Plan. As of December 31, 2014, an aggregate of 3,474,953 shares of Common Stock were available for issuance under the Purchase Plan.

(4)
Consists of the Company's 1993 Stock Option Plan for Non-employee Directors, 2002 Stock Incentive Plan, 2011 Stock Incentive Plan and the Purchase Plan. In addition, the Company had 11,712 stock options that were assumed in connection with the acquisition of ICx Technologies, Inc. The average exercise price of these options was $27.13.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.
Based solely on the Company’s review of the copies of such reports received by it with respect to fiscal year 2014, or written representations from certain reporting persons, the Company believes that except as noted below, no director, officer or beneficial owner of more than 10% of the outstanding Common Stock of the Company failed to file on a timely basis the reports required under Section 16(a) of the Exchange Act during 2014. The Company inadvertently failed to make a timely filing on behalf of Ms. Halligan and Ms. Stauffer of each of their Initial Statement of Beneficial Ownership of Securities on Form 3 reporting that each of Ms. Halligan and Ms. Stauffer held no shares of FLIR Common Stock on the date of their election to the Board of Directors. The Initial Statement of Beneficial Ownership of Securities on Form 3 for both Ms. Halligan and Ms. Stauffer was filed on April 3, 2014.

STOCK OWNED BY MANAGEMENT
The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of February 13, 2015 by: (i) each of the Company directors, (ii) each of the Company’s NEOs, and (iii) all directors and executive officers as a group. The Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding

Earl R. Lewis	2,288,360	2%
John D. Carter	163,503	*
William W. Crouch	143,003	*
Catherine A. Halligan	10,900	*
Angus L. Macdonald	129,503	*
Michael T. Smith	237,526	*
Cathy A. Stauffer	10,900	*
John W. Wood, Jr.	96,510	*
Steven E. Wynne	136,503	*
William W. Davis(2)	178,904	*
Todd M. DuChene	—	*
Jeffrey D. Frank	24,882	*
William A. Sundermeier(2)	14,159	*
Thomas A. Surran	43,693	*
Andrew C. Teich	594,764	*
Anthony L. Trunzo	430,019	*
Directors and executive officers as a group (16 persons(3))	4,500,724	3%
_______________
*    Less than one percent (1%)

(1)
Applicable percentage of ownership is based on 139,787,136 shares of FLIR Common Stock outstanding as of February 13, 2015. Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. None of the shares held by our directors or NEOs are pledged as security. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from February 13, 2015 and upon the vesting of RSU awards within 60 days from February 13, 2015 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The numbers of shares listed in the table above include shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days from February 13, 2015 and upon the vesting of RSU awards within 60 days of February 13, 2015, as follows: Mr. Lewis—1,388,637; Mr. Carter—135,570; General Crouch—135,570; Ms. Halligan— 10,900; Mr. Macdonald—115,570; Mr. Smith—183,570; Ms. Stauffer— 10,900;Mr. Wood—84,370; Mr. Wynne—115,570; Mr. Davis—153,900; Mr. DuChene— 0;Mr. Frank— 15,969;Mr. Sundermeier—0; Mr. Surran—35,985; Mr. Teich—483,554; Mr. Trunzo—332,916; and all directors and executive officers as a group—3,181,491.

(2)	The number of shares held by Mr. Davis and Mr. Sundermeier is as of December 31, 2014.

(3)	Does not include Mr. Davis or Mr. Sundermeier as they are no longer employed by the Company.

STOCK OWNED BY PRINCIPAL SHAREHOLDERS
The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated, the Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding

Artisan Partners Asset Management Inc. (2)	15,327,657	11%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
The Vanguard Group (3)	10,787,617	8%
100 Vanguard Blvd. Malvern, PA 19355
Baillie Gifford & Co.(4)	10,149,481	7%
Carlton Square 1 Greenside Row Edinburgh EH1 3AN Scotland UK
BlackRock, Inc.(5)	7,456,176	5%
55 East 52nd Street New York, NY 10022
_______________
(1) Applicable percentage of ownership is based on 139,579,476 shares of FLIR Common Stock outstanding as of December 31, 2014.

(2)
This information as to beneficial ownership is based on a Schedule 13G/A filed by Artisan Partners Asset Management Inc. with the SEC on January 30, 2015. The Schedule 13G/A states that, as of December 31, 2014, Artisan Partners Asset Management Inc. and its affiliates are the beneficial owners of 15,327,657 shares of Common Stock as to which certain affiliates of Artisan Partners Asset Management Inc. has shared dispositive power, including 14,764,963 shares of Common Stock as to which it has shared voting power.

(3)
This information as to beneficial ownership is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2015. The Schedule 13G/A states that, as of December 31, 2014, The Vanguard Group is the beneficial owner of 10,787,617 shares of Common Stock as to which The Vanguard Group has sole dispositive power over 10,556,824 of such shares and shared dispositive power over 230,793 of such shares. The Vanguard Group has sole voting power over 248,770 shares.

(4)
This information as to beneficial ownership is based on a Schedule 13G/A filed by Baillie Gifford & Co. with the SEC on January 22, 2015. The Schedule 13G/A states that, as of December 31, 2014, Baillie Gifford & Co. is the beneficial owner of 10,149,481 shares of Common Stock as to which Baillie Gifford & Co. has sole dispositive power, including 8,248,987 shares of Common Stock as to which it has sole voting power.

(5)
This information as to beneficial ownership is based on a Schedule 13G filed by Blackrock, Inc. with the SEC on February 3, 2015. The Schedule 13G states that, as of December 31, 2014, Blackrock, Inc. is the beneficial owner of 7,456,176 shares of Common Stock as to which Blackrock, Inc. has sole dispositive power including 6,274,289 shares of Common Stock as to which it has sole voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There were no transactions with related persons during the year ended December 31, 2014. The Company’s Corporate Governance Principles adopted by the Board of Directors provide that neither the Company nor any individual shall enter into a related party transaction unless it has been reviewed and approved or ratified by the Audit Committee. A "related party transaction" for these purposes is defined as a transaction for which disclosure would be required pursuant to Item 404 of Regulation S-K.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND RELATED INFORMATION
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed KPMG LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015, subject to the ratification of such appointment by the Company’s shareholders. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2014.
Recommendations of the Audit Committee and the Board of Directors
Each of the Audit Committee and the Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of the independent registered public accounting firm. If a quorum is present, this proposal will be approved if the number of votes cast FOR the proposal exceed the number of votes cast AGAINST the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the determination of the outcome of this proposal. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.
A representative of KPMG LLP who is expected to be present at the Annual Meeting, will be given the opportunity to make a statement and will be available to respond to appropriate questions at the Annual Meeting.
Audit Committee Report
The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the independent registered public accounting firm. The Audit Committee is comprised of four non-employee directors, each of whom is an independent director as defined in Section 10A(m) of the Exchange Act, and Rule 10A-3 promulgated thereunder, and by the listing rules of NASDAQ. The Board of Directors has determined that Mr. Smith qualifies as an “audit committee financial expert” for purposes of regulations of the SEC. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is reviewed annually. A copy of the charter is available for review on the Company’s website at www.flir.com/investor.
The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with United States generally accepted accounting principles. The Company’s independent registered public accounting firm is accountable to the Audit Committee and is responsible for performing an independent audit of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB"). The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with United States generally accepted accounting principles and on the Company's internal control over financial reporting. The Audit Committee acts in an oversight capacity and its responsibility is to monitor and review these processes. The Audit Committee selects, hires and evaluates the independent registered public accounting firm. In its oversight role, the Audit Committee relies, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with United States generally accepted accounting principles, and on the report of the Company’s independent registered public accounting firm, KPMG LLP, with respect to the Company’s consolidated financial statements.
The Audit Committee held five meetings during fiscal year 2014. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s President and Chief Executive Officer and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee held private sessions with KPMG LLP as required, at which discussions of financial management, accounting and internal controls took place. The Audit Committee reviewed with KPMG LLP the overall scope and plans for their audit, the results of the audit examinations, the effectiveness of the Company’s internal controls and the quality of the Company’s financial reporting.

The Audit Committee also discussed with representatives of KPMG LLP the matters required to be communicated by the statement on Auditing Standards No. 16 “Communication with Audit Committees” as adopted by the PCAOB. The PCAOB requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of its audit of the Company’s consolidated financial statements with respect to:

•	Its responsibility under professional standards;

•	Significant accounting policies;

•	Critical accounting policies and practices;

•	Qualitative aspects of accounting practices;

•	Significant management judgments and accounting estimates;

•	Uncorrected and corrected misstatements;

•	Disagreements with management;

•	Management’s consultation with other accountants;

•	Significant issues discussed, or subject to correspondence with management;

•	Significant difficulties encountered during the audit;

•	Other significant findings or issues; and

•	Confirmation of audit independence.
The Audit Committee discussed with KPMG LLP its independence. KPMG LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence to the effect that, in its professional judgment, KPMG LLP is independent of the Company under PCAOB Rule 3520 and all other relevant professional and regulatory standards. The Audit Committee also discussed with KPMG LLP that the provision of non-audit services was compatible with KPMG LLP maintaining its independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.
THE AUDIT COMMITTEE
Michael T. Smith, Chair
Catherine A. Halligan
Angus L. Macdonald
Steven E. Wynne

Fees Paid To KPMG LLP
All services to be provided by KPMG LLP are required to be, and in 2014 and 2013 were, approved by the Audit Committee in advance. The audit and audit-related services are approved annually. With respect to services other than audit and audit-related services, at least annually, the independent registered public accounting firm submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, either at the time that the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent registered public accounting firm presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, KPMG LLP must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.
The aggregate fees billed by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2014 and 2013 were as follows:

	Years Ended December 31
	2014	2013
Audit Fees	$2,607,000	$2,586,000
Audit-Related Fees	30,000	31,000
Tax Fees	828,000	845,000
Other Fees	—	—
Total Fees	$3,465,000	$3,462,000
Audit Fees. Audit fees include fees for services rendered for the audit of the annual financial statements included in Annual Reports on Form 10-K, including audit procedures related to business acquisitions, the audit of internal control over financial reporting and the review of the quarterly financial statements included in Quarterly Reports on Form 10-Q. In addition, amounts include fees for statutory filings and audits, issuance of consents and assistance with and review of documents filed with the SEC. For 2013, audit fees included $175,000 incurred for that year's audit that were not known at the time of the finalization of the 2014 proxy statement.
Audit-Related Fees. Audit-related fees include fees for consultation on internal control matters and the annual audit of an employee benefit plan.
Tax Fees. Tax fees include fees principally for tax consultation and tax compliance services.

PROPOSAL 3: SHAREHOLDER PROPOSAL

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of more than $2,000 worth of our Common Stock, has notified the Company that he intends to present a proposal at the Annual Meeting. The shareholder proposal is set forth below. The Company is not responsible for the accuracy of the proposal or the proponent's supporting statement. Shareholders should be aware that this shareholder proposal is simply a precatory request that the Board of Directors take the action stated in the proposal.

Shareholder Proposal

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic also won 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 74%-shareholder majority.

Please vote to protect shareholder value.

Board of Directors Statement in Opposition to the Shareholder Proposal

Re:    Shareholder Proposal submitted by William Steiner

Statement of the Board of Directors in Opposition to the Shareholder Proposal

After careful consideration, the Board of Directors recommends voting AGAINST this proposal for the reasons provided below.

The Supermajority Provisions Are Limited

The Board has considered the shareholder proposal and believes that it is not in the best interests of the Company or its shareholders and is unnecessary.

Our supermajority voting provisions apply to a very limited set of fundamental changes. Under our Second Restated Articles of Incorporation (the “Charter”) and Bylaws, approval of almost all matters submitted to a vote of our shareholders requires only the vote of a majority of the shares cast for and against that are entitled to vote on the matter. As permitted by Oregon law, however, our Charter contains a very limited number of voting requirements relating to fundamental elements of our corporate governance that call for a higher voting threshold. Under Article V, Section B of the Charter, the affirmative vote of 75% of the votes then entitled to be cast for the election of directors is required for shareholders to remove directors from the Board, or to amend, alter, change or repeal the director removal provision of the Charter. The Board believes that this higher voting threshold for this specific fundamental corporate action is reasonable, appropriate and in the best interests of all shareholders.

Supermajority Provisions in This Context Are Common and Appropriate

Many companies employ supermajority voting requirements throughout their governing documents and, in some cases, require as high as an 80% supermajority for the removal of directors. Many companies also require supermajority votes for a much wider array of matters than we do. Our Board has considered these factors in determining that our supermajority voting requirement is reasonably designed to protect the interests of all shareholders, help, create long-term value, and is not unusual among public companies.

This provision in particular promotes corporate stability by ensuring that no single or small group of shareholders achieves undue leverage. When shareholders seek to take the extraordinary step of removing a director, which could have a long-lasting and detrimental effect on the Company, we believe it is reasonable and appropriate to ensure that a broad consensus of shareholders agree that the change is prudent. The purpose of this voting standard is not to preclude change, but rather to ensure that the removal of a director outside of ordinary director elections occurs only when supported by a broad consensus of shareholders.

The Proposal is Unnecessary and Unwise

Additionally, the proponents misunderstand the purpose of these provisions. The proponents describe supermajority voting provisions as an “entrenching mechanism,” without further explanation or analysis. They also argue that supermajority voting provisions are “most often used to block initiatives supported by most shareholders but opposed by a status quo management,” without discussing if or how this has actually occurred at FLIR. The proposal seems to target all companies broadly and does not take into account the very limited circumstances under which a heightened voting threshold is required under FLIR’s governing documents. The Board believes that further fundamental changes to our governance structure, including amending the Charter in the manner contemplated by the proposal, should be evaluated in light of the circumstances applicable to the Company. FLIR has demonstrated its commitment to principles of sound corporate governance by, for example, adopting a process to declassify the Board and a majority vote standard for uncontested director elections. Particularly in light of the Board’s response to shareholder input on these two issues, we believe that it is important to strike the appropriate balance between the accountability provided for through annual director elections decided by a majority vote in uncontested elections, on the one hand, and the harmful instability to the Board, on the other, that could result if the changes contemplated by the proposal were to be implemented.

In addition, the Board has a fiduciary duty to act in a manner that it believes to be in the best interests of the Company and all of its shareholders. Shareholders, on the other hand, are not bound by this duty. As a result, a single shareholder or a group of shareholders acting in concert may act in their own self-interests to the detriment of other shareholders. Accordingly, the Board believes this limited super-majority voting standard is important to safeguard the long-term interests of the Company and its shareholders.

The current shareholder voting requirements contained in our Charter are limited and consistent with principles of sound corporate governance. The adoption of the proposed shareholder resolution is unnecessary and would not be beneficial to our shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote AGAINST the shareholder proposal as included in this Proxy Statement. If a quorum is present, in order to approve the shareholder proposal, the number of votes cast FOR the proposal must exceed the number of votes cast AGAINST the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the determination of the outcome of this proposal.

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING OF SHAREHOLDERS
Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders. Any such proposal must be received by the Company not later than November 14, 2015. Alternatively, under the Company’s Bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Corporate Secretary of the Company not less than 90 days (i.e., not after January 25, 2016) nor more than 120 days (i.e., not before December 26, 2015) prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of an annual meeting date was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Officers, other employees and directors may solicit proxies personally or by telephone without any addition to their regular compensation. Upon request, we will reimburse the reasonable costs incurred by brokers, banks, or other nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record.

ADDITIONAL INFORMATION
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2014 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.
Shareholders Sharing the Same Last Name and Address
If you own your shares through a broker, bank or other nominee, the Company is sending only one Proxy Statement or notice of availability of proxy materials to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce the Company’s printing and mailing costs. If you received only one copy of this Proxy Statement or a notice of availability of proxy materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or notices of availability of proxy materials, or if you are receiving multiple proxy statements or notices of availability of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 or calling Investor Relations at (503) 498-3547, and we will promptly deliver additional materials or refrain from delivering additional materials, as requested.

Electronic Delivery of Proxy Materials and Annual Report
This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available on the Company’s website at www.flir.com/investor. If you own your shares through a broker, bank or other nominee, instead of receiving paper copies in the mail of next year’s proxy statement and annual report or a notice of availability of proxy materials, you can elect to receive an e-mail message that will provide a link to these documents by contacting the institution that holds your shares. By opting to access your proxy materials online, you will reduce the amount of mail you receive, help conserve natural resources and reduce the Company's printing and mailing costs.

By Order of the Board of Directors
Earl R. Lewis
Chairman of the Board of Directors
Wilsonville, Oregon
March 13, 2015

FLIR Systems, Inc.
27700 SW Parkway Avenue
Wilsonville, OR 97070
Attention: Heather Christiansen

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
01 William W. Crouch	☐	☐	☐
02 Catherine A. Halligan	☐	☐	☐
03 Earl R. Lewis	☐	☐	☐
04 Angus L. Macdonald	☐	☐	☐
05 Cathy A. Stauffer	☐	☐	☐
06 Andrew C. Teich	☐	☐	☐
07 Steven E. Wynne	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
3 The stockholder proposal regarding an amendment to the Company's Second Restated Articles of Incorporation as included in the proxy statement.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000229653_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

FLIR SYSTEMS, INC.
Annual Meeting of Shareholders
April 24, 2015 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Todd M. DuChene and Heather F. Christiansen, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FLIR SYSTEMS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PDT on April 24, 2015, at FLIR Systems, Inc., 27700 SW Parkway Avenue Wilsonville, OR 97070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000229653_2 R1.0.0.51160